Exhibit 2.1

______________________________________________________________________
EQUITY PURCHASE AGREEMENT
by and among
ASSOCIATED HOME CARE, L.L.C.,
AMEDISYS PERSONAL CARE, LLC,
AMEDISYS, INC.
and
HOUSEWORKS HOLDINGS, LLC
Dated as of February 10, 2023
______________________________________________________________________

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Exhibits

Exhibit A    -        Form of Escrow Agreement
Exhibit B    -        Form of Release Agreement

Schedules and Annexes

Disclosure Schedule

Annex 1.03(a)    -    Sample Aggregate Closing Consideration Calculation
Annex 6.01    -    Conduct of Business Prior to Closing
Annex 6.03    -    Third Party Consents
Annex 6.08    -    Employee Contacts
Annex 6.09(e)    -    Terminated Contracts
Annex 6.11(b)     -    Transferring Employees
Annex 6.11(c)     -    Designated Contracts
Annex 9.02(a)(v)    -    Specifically Indemnified Matters
Annex 9.09(g)    -    Allocation Methodology
Annex 10.01(i)    -    Net Working Capital Accounting Principles

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Index of Defined Terms

Accounting Firm    1.03(c)
Acquired Business    9.13(b)
Third Party Consents    6.03
Action    10.01
Affiliate    10.01
Aggregate Closing Consideration    1.03(a)
Agreement    Preamble
Allocation    9.09(g)
Alternative Arrangements    9.07(a)
AAA    11.20(b)
Balance Sheet Date    4.05(b)
Benefit Plan    10.01
Billing Arrangements    4.26(a)
Business Day    10.01
Butler Snow    11.16
Buyer    Preamble
Buyer Employee Benefit Plans    7.02(a)
Buyer Indemnitees    9.02(a)
Buyer’s Representatives    6.02
Cash on Hand    10.01
CERCLA    10.01
Change of Control Payments    10.01
Claiming Party    9.05
Closing    1.04
Closing Date    1.04
Closing Statement    1.03(b)
Code    4.13(b)
Company    Preamble
Company Intellectual Property    4.11(a)
Company Lease    4.08
Confidential Information    7.03(a)
Confidentiality Agreement    6.02
Covered Employees    7.02(a)
Customer    10.01
Deductible    9.02(b)(ii)
Defending Party    9.05
Disclosure Schedule    10.01
Disputed Items    1.03(c)
Distribution Schedule    1.03(a)
Employees    10.01
Environmental Laws    10.01
Escrow Agent    10.01
Escrow Agreement    1.02(b)
Estimated Aggregate Closing Consideration    1.03(a)
Estimated Closing Statement    1.03(a)
Final Aggregate Closing Consideration    1.03(d)
Financial Statements    4.05(a)
Fundamental Representations    9.01
GAAP    10.01
Government Programs    10.01
Governmental Authority    10.01
Governmental Order    10.01
Hazardous Substance    10.01
Healthcare Laws    10.01
Health Care Representations    4.23
Indebtedness    10.01
Indemnified Persons    9.11(a)
Indemnity Escrow Amount    10.01
Indemnity Escrow Fund    10.01
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Intellectual Property    10.01
Interests    Preamble
Latest Company Balance Sheet    4.05(a)
Law    10.01
Leased Real Property    4.08
Legal Requirement    10.01
Liens    10.01
Loss; Losses    9.02(a)
Material Adverse Effect    10.01
Material Contract; Material Contracts    4.10(b)
Minor Claim    9.02(b)(i)
Net Working Capital    10.01
Objections Statement    1.03(c)
Permit    10.01
Permitted Liens    10.01
Permitted Acquisition    9.13(b)
Person    10.01
Post-Closing Tax Period    10.01
Pre-Closing Company Service    7.02(a)
Pre-Closing Tax Period    10.01
Private Programs    10.01
Proceeding    9.11(b)
Prohibited Activities    9.13(a)
Release Agreement    2.02(o)
Restricted Period    9.13(a)
Securities Act    10.01
Seller    Preamble
Seller Confidential Information    7.03(b)
Seller Indemnitees    9.03
Seller Transaction Expenses    10.01
Straddle Period    10.01
Straddle Tax Return    10.01
Subsidiary    10.01
Tax Claim    9.09(d)
Tax Returns    10.01
Tax; Taxes    10.01
The Company’s knowledge; To the knowledge of the Company    11.04
Third Party Claim    9.06(a)
Third Party Payor    10.01
Third Party Payor Requirements    4.23(c)
Transaction Documents    9.12(a)
Transaction Tax Deductions    9.09(i)
Transfer Taxes    9.09(e)
Transition Services Agreement    2.02(k)
Upstream Transaction    6.06
Working Capital Adjustment Escrow Amount    10.01
Working Capital Escrow Fund    10.01

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EQUITY PURCHASE AGREEMENT
This EQUITY PURCHASE AGREEMENT (this “Agreement”) is made as of February 10, 2023, by and among AMEDISYS PERSONAL CARE, LLC, a Delaware limited liability company (the “Seller”), ASSOCIATED HOME CARE, L.L.C., a Massachusetts limited liability company (the “Company”), HouseWorks Holdings, LLC, a Delaware limited liability company (“Buyer”), and AMEDISYS, INC., a Delaware corporation (“Seller Parent”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 10 below.
RECITALS
WHEREAS, the Seller owns all of the issued and outstanding Equity Interests of the Company (the “Interests”); and
WHEREAS, subject to the terms and conditions set forth herein, at the Closing, the Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, all of the Interests in exchange for an aggregate purchase price of $50,000,000 (the “Purchase Price”) as adjusted in accordance with the terms and conditions herein.
NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties agree as follows:
ARTICLE 1

PURCHASE AND SALE OF INTERESTS
1.01Purchase and Sale of Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from the Seller, free and clear of all Liens, all of the Interests, in exchange for the consideration payable in accordance with the terms and conditions in this ARTICLE 1.
1.02Payments at the Closing. At the Closing, Buyer shall make the following payments by wire transfer of immediately available funds in accordance with the instructions set forth in the Funds Flow:
(a)first, on behalf of the Company to the respective holders of Indebtedness, if any, outstanding as of the Closing, the amounts specified in the Payoff Letters delivered by the Company to Buyer pursuant to Section 1.03(a);
(b)second, to the Escrow Agent, an amount equal to the sum of the Indemnity Escrow Amount plus the Working Capital Adjustment Escrow Amount, to be held and disbursed pursuant to the terms of this Agreement and the Escrow Agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”);
(c)third, on behalf of the Company, to such payees of the Seller Transaction Expenses as directed in writing by the Company pursuant to Section 1.03(a), it being understood and agreed that any Change of Control Payments will be paid to Amedisys Holding, L.L.C. for the account and benefit of the payment recipients, with Amedisys Holding, L.L.C. to disburse such Change of Control Payments, less the applicable withholdings, to such recipients on the next regularly scheduled payroll date following the Closing; and
(d)fourth, to the Seller, an aggregate amount in cash equal to the Estimated Aggregate Closing Consideration.
1.03Calculation of Closing and Final Consideration.

(a)At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of the Aggregate Closing Consideration and each component thereof as of the opening of business on the Closing Date (the “Estimated Aggregate Closing Consideration”) presented in a manner consistent with the sample calculation of the Aggregate Closing Consideration attached hereto as Annex 1.03(a) and prepared in a manner consistent with the definitions of the terms Cash on Hand, Indebtedness, Seller Transaction Expenses and Net Working Capital, which Estimated Closing Statement is to be prepared in consultation with Buyer (with the Company agreeing to consider Buyer’s comments in good faith), together with (i) a spreadsheet (the “Distribution Schedule”) setting forth a list of the payees of the Seller Transaction Expenses that will receive payment at the Closing, the amounts payable thereto, and their wire instructions for payment, including the recipients of the Change of Control Payments and the amount each is entitled to be paid, if any, and (ii) at least three (3) Business Days prior to the Closing Date, a signed payoff letter from each holder of outstanding Indebtedness, in form and substance reasonably acceptable to Buyer, which sets forth (x) the amounts required to repay in full all Indebtedness of such holder to be paid off at the Closing, including the outstanding principal, accrued and unpaid interest and prepayment and other penalties, (y) the wire transfer instructions for if the repayment of such Indebtedness to such holder and (z) a release and termination of all guarantees and Liens granted by the Company to such holder or otherwise arising with respect to such Indebtedness, automatically and without further action permanently effective upon repayment of such Indebtedness, together with all instruments and other documentation necessary to release all guarantees by the Company and any Liens on the assets of the Company, including appropriate UCC financing statement terminations in form and substance reasonably acceptable to the Buyer (collectively, the “Payoff Letters”).
(b)As promptly as possible, but in any event within ninety (90) days after the Closing Date, Buyer shall deliver to the Seller a statement (the “Closing Statement”) setting forth Buyer’s calculation of the Aggregate Closing Consideration and each component thereof presented in a manner consistent with the sample calculation of the Aggregate Closing Consideration attached hereto as Annex 1.03(a). Buyer shall prepare the Closing Statement in a manner consistent with the definitions of the terms Cash on Hand, Indebtedness, Seller Transaction Expenses and Net Working Capital, with the related amounts being computed as of the opening of business on the Closing Date. The Closing Statement will disregard (i) any and all effects on the assets or liabilities of the Company as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Companies or their business or assets.
(c)Buyer will, and will cause the Company to, (i) provide the Seller with reasonable access during normal business hours to the relevant books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company involved in the preparation of the Closing Statement for purposes of their review of the Closing Statement, subject to the Seller’s obligation to maintain all such information in confidence and use it solely for purposes of its review of the Closing Statement and resolution of any disputes relating thereto, and (ii) reasonably cooperate with the Seller and its representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Statement as is reasonably requested by the Seller. If the Seller has any objections to the Closing Statement, the Seller will deliver to Buyer a written statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail (to include relevant supporting calculations, schedules, and documentation) each item to which the Seller objects, each amount in dispute, and the basis for each such dispute (the “Disputed Items”). If an Objections Statement is not delivered to Buyer within sixty (60) days after delivery of the Closing Statement to the Seller, the Closing Statement as prepared by Buyer (including the calculations set forth therein) will be final, binding and non-appealable by the parties, provided that, in the event (x) the Seller delivers a written request for papers, documents or other cooperation reasonably available to Buyer and reasonably necessary to assist the Seller in its review of the Closing Statement, such request to be made by the Seller within forty-five (45) days following its receipt of the Closing Statement, and (y) Buyer does not provide such papers, documents or other cooperation within five (5) Business Days of request therefor, then such sixty (60)-day period will be extended by one (1) day for each additional day required for Buyer to fully respond to such request. The Seller and Buyer will negotiate in good faith to resolve the Disputed Items but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement to Buyer, the Seller and Buyer will submit any unresolved Disputed Items to Grant Thornton LLP or such other independent national accounting firm mutually selected by Buyer and the Seller (the “Accounting Firm”). In the event the parties submit any unresolved Disputed Items to the Accounting Firm, each party will submit a statement prepared in a manner consistent with the Closing Statement (which in the case of each party may be a statement that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing Statement initially submitted to the Seller, or the Objections Statement delivered to Buyer, as applicable) together with such supporting documentation as it deems appropriate, to the Accounting Firm within thirty (30) days after the date on which such unresolved Disputed Items were submitted to the Accounting Firm for resolution. The Seller and Buyer will use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within thirty (30) days after the date on which the Accounting Firm receives the statements prepared by the Seller and Buyer. The Accounting Firm will promptly review only the unresolved Disputed Items and resolve the dispute with respect to each such specific item and amount in accordance with the definitions of Cash on Hand, Indebtedness, Seller Transaction Expenses and Net Working Capital, provided that, the Accounting Firm shall not assign a value to any item greater than the greatest value for such item, or lower than the lowest value of such item, claimed in closing statements provided to such Accounting Firm pursuant hereto. The Seller and Buyer will use their respective commercially reasonable efforts to cause the Accounting Firm to notify them in writing of its resolution of such dispute as soon as practicable. The determination of the Accounting Firm will be final, binding and non-appealable by the parties. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm. The costs and expenses of the Accounting Firm will be paid by the non-prevailing party, as determined by the Accounting Firm, in proportion with the extent to which the prevailing party prevails, and the remainder of such costs and expenses will be paid by the prevailing party.
(d)If the Aggregate Closing Consideration as finally determined pursuant to Section 1.03(c) (the “Final Aggregate Closing Consideration”) is greater than the Estimated Aggregate Closing Consideration (the amount of such excess, the “Positive Adjustment Amount”), then, within five (5) Business Days after the determination of the Final Aggregate Closing Consideration (x) Buyer will pay to the Seller or such other Person as the Seller shall otherwise direct in writing to Buyer, by wire transfer of immediately available funds, an amount equal to such Positive Adjustment Amount and (y) Buyer and the Seller shall jointly instruct the Escrow Agent in writing to distribute the full amount of the Working Capital Adjustment Escrow Fund to the Seller.
(e)If the Final Aggregate Closing Consideration is less than the Estimated Aggregate Closing Consideration (the absolute value of such shortfall, the “Negative Adjustment Amount”), then, within five (5) Business Days after the determination of the Final Aggregate Closing Consideration, the Seller will pay to Buyer, by wire transfer of immediately available funds, an amount equal to such Negative Adjustment Amount. Any payment required by the Seller pursuant to this Section 1.03(e) shall come first, from the Working Capital Escrow Fund, for an amount up to the Working Capital Adjustment Escrow Amount (such amount to be paid pursuant to joint written instructions provided by Buyer and the Seller to the Escrow Agent), and second, from the Indemnity Escrow Amount, and Buyer and the Seller shall jointly instruct the Escrow Agent in writing to make such distributions of the Negative Adjustment Amount to Buyer within five (5) Business Days after the determination of the Final Aggregate Closing Consideration. To the extent any amount distributed by the Escrow Agent to Buyer pursuant to this Section 1.03(e) is less than the Working Capital Adjustment Escrow Amount, Buyer and the Seller promptly shall jointly instruct the Escrow Agent in writing to distribute an amount equal to the remaining balance of the Working Capital Escrow Fund to the Seller.
(f)If the Final Aggregate Closing Consideration is equal to the Estimated Aggregate Closing Consideration, then, no (x) payment will be due from any party as a result of the determination of the Final Aggregate Closing Consideration pursuant to Section 1.03(c) and (y) Buyer and the Seller shall jointly instruct the Escrow Agent in writing to distribute the full amount of the Working Capital Adjustment Escrow Fund to the Seller.

(g)All payments required pursuant to Sections 1.03(d) and 1.03(e) will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Interests purchased by it pursuant to this Agreement to the extent permitted by applicable Law.
1.04The Closing
. Subject to the terms and conditions hereof, including those set forth in ARTICLE 2 hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date which is five (5) Business Days following the date on which all conditions to Closing set forth in ARTICLE 2 have been satisfied or waived in accordance with their terms or such other time and place as agreed upon by the parties (the “Closing Date”). Unless another time and/or date is agreed to in writing by the Company and Buyer, the Closing shall be effective as of (a) 11:59 p.m. (ET) on the Closing Date if the Closing Date is the final calendar day of any month or (b) 12:01 a.m. (ET) on the Closing Date if the Closing Date is any day other than the final calendar day of any month. The Closing shall take place via the electronic exchange of documents and funds. No transaction contemplated hereby will be deemed to have been completed and no document, instrument or certificate contemplated hereby shall be deemed to have been delivered until all transactions contemplated hereby are completed and all documents contemplated hereby delivered.
ARTICLE 2

CONDITIONS TO CLOSING
1.01Conditions to All Parties’ Obligations
. The obligations of the Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:
(a)All required notifications and filings with Governmental Authorities in connection with the transactions contemplated by this Agreement shall have been made and each applicable Governmental Authority, to the extent required before Closing, shall either have (i) given the approvals, consents or clearances required under relevant applicable Law for the completion of the transactions contemplated by this Agreement, (ii) rendered a decision that no approval, consent or clearance is required under relevant applicable Law for completion of the transactions contemplated by this Agreement, (iii) failed to render a decision within the applicable waiting period under relevant applicable Law and such failure is considered under such Law to be a grant of all requisite consents or clearances under such Law, or (iv) referred the transactions contemplated by this Agreement or any part thereof to another Governmental Authority in accordance with relevant applicable Law and one of the requirements listed in items (i) through (iii) above has been fulfilled in respect of such other Governmental Authority.
(b)Except for any pending or threatened suit, action or other proceeding directly or indirectly initiated by the party asserting its right not to consummate the transactions contemplated by this Agreement pursuant to this Section 2.01(b), no action or proceeding before any Governmental Authority will be pending or threatened in writing wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.
(c)This Agreement will not have been terminated in accordance with Section 8.01(a).
1.02Conditions to Buyer’s Obligations
. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)Each of (i) the representations and warranties of the Seller and the Company contained in ARTICLE 3 and ARTICLE 4 herein (other than the Fundamental Representations) shall be true and correct (determined for this purpose without giving effect to any materiality, Material Adverse Effect or similar qualifications) in all respects as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly addresses matters as of a specific date, in which case such representation and warranty shall be true and correct as of such date), except where the failure to be so true and correct has not had a Material Adverse Effect, (ii) the Fundamental Representations of the Seller and the Company contained in ARTICLE 3 and ARTICLE 4 herein (other than Sections 3.01, 3.02, 3.03(b), 3.04, 4.01, 4.02, 4.03(a), 4.03(b)(ii) and 4.04) shall be true and correct (determined for this purpose without giving effect to any materiality, Material Adverse Effect or similar qualifications) in all material respects as of the date hereof and as of the Closing Date (except to the extent that any such Fundamental Representation expressly address matters as of a specific date, in which case such Fundamental Representation shall be true and correct in all material respects as of such date), and (iii) the Fundamental Representations of the Seller and the Company that are set forth in Sections 3.01, 3.02, 3.03(b), 3.04, 4.01, 4.02, 4.03(a), 4.03(b)(ii) and 4.04 shall be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly address matters as of a specific date, in which case such representation and warranty shall be true and correct in all respects as of such date).
(b)The Company and the Seller will each have performed, in all material respects, all of the covenants and agreements under this Agreement and any Transaction Documents that are required to be performed by them at or prior to the Closing.
(c)The Seller will have delivered to Buyer a duly executed assignment of the Interests, in form reasonably acceptable to Buyer.
(d)The Company and the Seller will have delivered to Buyer a certificate, dated as of the Closing Date, certifying that the conditions specified in subsections (a) and (b) above as they relate to the Company or Seller, as applicable, have been satisfied.
(e)Since the date of this Agreement, no event has occurred and, as of the Closing Date, no fact, circumstance or condition exists that has had a Material Adverse Effect.
(f)The Company will have delivered to Buyer certificates of good standing for the Company issued not earlier than ten (10) Business Days before the Closing Date by the secretary of state or equivalent Governmental Authority of the Company’s jurisdiction of formation.
(g)The Company will have obtained the Third Party Consents.
(h)The Seller will have delivered to Buyer a properly completed and valid IRS Form W-9 executed by the Seller.
(i)The Company will have delivered to Buyer the written resignations of all managers and officers of the Company in office immediately prior to the Closing.
(j)The Escrow Agreement shall have been executed by the Seller and the Escrow Agent.
(k)The Seller shall have delivered to Buyer a transition services agreement, consistent with the terms of Section 6.11 and otherwise in form and substance reasonably acceptable to Buyer and the Seller (the “Transition Services Agreement”), duly executed and delivered by Amedisys Holding, L.L.C. and the Company.
(l)The Seller shall have delivered to Buyer the Payoff Letters.

(m)The Company shall have delivered to Buyer documentation, in form and content reasonably acceptable to Buyer, evidencing that all loans referenced on Section 4.17 of the Disclosure Schedule, if any, have been or will be repaid in full at or prior to the Closing.
(n)Buyer shall have received certificates of insurance or other evidence that the Insurance Tail Policies have been obtained and are in effect as of the Closing.
(o)The Seller shall have delivered to Buyer the release agreement in the form of Exhibit B (the “Release Agreement”), duly executed and delivered by the Seller.
1.03Conditions to Seller’s Obligations
. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:
(a)Each of the representations and warranties set forth in Article 5 hereof will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty to be true and correct would not have a Material Adverse Effect on Buyer’s ability to perform the transactions contemplated hereby.
(b)Buyer will have performed in all material respects all of the covenants and agreements under this Agreement and any Transaction Documents that are required to be performed by Buyer at or prior to the Closing.
(c)Buyer will have made the payments set forth in Section 1.02 due on the Closing Date.
(d)Buyer will have delivered to the Seller a certificate in the form, dated as of the Closing Date, stating that the conditions specified in subsections (a) and (b) hereof have been satisfied.
(e)The Escrow Agreement shall have been executed by the Buyer and the Escrow Agent.
1.04Waiver of Conditions
. In the event the parties actually consummate the transactions contemplated by this Agreement, then all conditions to the Closing set forth in this Article 2 will be deemed to have been satisfied or waived from and after the Closing solely for purposes of Section 1.04.
1.05Withholding
. Buyer and the Company shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as Buyer or the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Law; provided, however, Buyer shall provide Seller with a written notice of Buyer’s intention to withhold at least three (3) Business Days prior to any such withholding (other than withholding on compensatory payments and withholding attributable to a failure to deliver an IRS Form W-9 in accordance with Section 2.02(h)) and Buyer and Seller shall use commercially reasonable efforts to minimize any such Taxes to the extent allowed under applicable Law. To the extent that amounts payable to a recipient are so withheld by Buyer or the Company and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER
The Seller represents and warrants to Buyer as follows as of the date hereof (unless otherwise indicated) and as of the Closing Date:
1.01Power and Organization
. Such Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Such Seller is duly organized, formed or incorporated, as applicable, validly existing and in good standing under the Laws of the jurisdictions of its organization and of the jurisdictions in which it does business. Such Seller is not in default under or in violation of any provision of its organizational documents, as amended and currently in effect, in each case in any material respect.
1.02Authorization; Execution and Delivery; Valid and Binding Agreement
. The execution, delivery and performance of this Agreement and each Transaction Document to which such Seller is party by such Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of such Seller, and no other proceedings on such Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement by such Seller. This Agreement and each Transaction Document to which such Seller is party has been duly executed and delivered by such Seller, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement and each applicable Transaction Document constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
1.03No Breach
. Except as set forth in Section 3.03 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and all Transaction Documents to which such Seller is a party and the performance of the transactions contemplated hereby and thereby do not and will not in any material respect: (a) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of acceleration, cancellation or termination of, or result in the creation of a Lien on any of the properties or assets of such Seller pursuant to, any material contract, agreement, obligation, permit, license or authorization to which such Seller is a party or by which any of its assets are bound; (b) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of such Seller’s organizational documents; (c) contravene or violate or result in a violation of, or constitute a breach or default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any judgment or order of, or any restriction imposed by, any court or Governmental Authority applicable to such Seller; or (d) require from such Seller any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.
1.04Ownership
. Such Seller is the sole record and beneficial owner of the Interests, free and clear of all Liens, options, warrants, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions. The Interests are not certificated. Such Seller is not a party to any option, warrant, purchase right or other contract or commitment other than this Agreement that could require such Seller to sell, transfer or otherwise dispose of any Interests, or that gives any other Person any rights with respect to the Interests owned by such Seller.
1.05Brokerage

. Except as set forth in Section 3.05 of the Disclosure Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller or any of its Affiliates.
1.06Litigation
. There are no (i) outstanding judgments against Seller, (ii) Actions pending or, to the knowledge of Seller, threatened against Seller, or (iii) investigations by any Governmental Authority that are pending or, to the knowledge of Seller, threatened against Seller, in any case, which would adversely affect Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Company represents and warrants to Buyer as follows as of the date hereof (unless otherwise indicated) and as of the Closing Date:
1.01Organization and Corporate Power
. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and the Company has all requisite limited liability company power and authority necessary to own and operate its properties. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has delivered to Buyer true and complete copies of the Company’s Articles of Organization and Operating Agreement, each as amended and as in effect as of the date hereof.
1.02Subsidiaries
. The Company does not own or hold the right to acquire any Equity Interests in any other Person.
1.03Authorization; Execution and Delivery; Valid and Binding Agreement; No Breach.
(a)The execution, delivery and performance of this Agreement and each Transaction Document to which the Company is party by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement or any applicable Transaction Document by the Company. This Agreement and each Transaction Document to which the Company is party has been duly executed and delivered by the Company and assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement and each applicable Transaction Document constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(b)Except as set forth in Section 4.03(b) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and all Transaction Documents to which the Company is a party and the performance of the transactions contemplated hereby and thereby do not and will not in any material respect: (i) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of acceleration, cancellation or termination of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any material contract, agreement, obligation, permit, license or authorization to which the Company is a party or by which the Company’s assets are bound; (ii) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Company’s organizational documents; (iii) contravene or violate or result in a violation of, or constitute a breach or default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any judgment or order of, or any restriction imposed by, any court or Governmental Authority applicable to the Company; or (iv) require from the Company any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.
1.04Capital Stock
. Except as set forth in Section 4.04 of the Disclosure Schedule, the Company does not have any other Equity Interests, convertible securities or other securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. The Interests represent one hundred percent (100%) of the issued and outstanding Equity Interests of the Company. Except for the Interests, there are no outstanding (a) membership interests or other Equity Interests or voting securities of the Company, (b) securities convertible or exchangeable into Equity Interests of any of the Company, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem Equity Interests of any of the Company or (d) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. The Interests are duly authorized and validly issued.
1.05Financial Statements
.
(a)Section 4.05(a) of the Disclosure Schedule attaches true and correct copies of (i) the unaudited balance sheet of the Company as of December 31, 2022 (the “Latest Company Balance Sheet”) and the related statement of income for the calendar year then ended; and (ii) unaudited combined balance sheets of the Company as of December 31, 2021 and December 31, 2020 (all such financial statements referred to in clauses (i) through (ii), the “Financial Statements”).  Except as set forth in Section 4.05(a) of the Disclosure Schedule, the Financial Statements present fairly, in all material respects, the financial condition of the Company as of the times and for the periods referred to therein. The Financial Statements were prepared in all material respects in accordance with GAAP, and to the extent consistent with GAAP, using consistently applied accounting methods, assumptions, policies, principles, practices, and procedures, with consistent classification, judgments, and estimation methodology, except in the case of the financial statements referred to in clauses (i), (iii) and (iv) above, for the absence of footnote disclosures and in the case of the financial statements referred to in clauses (i) and (iii) above, normal recurring changes resulting from year-end adjustments.
(b)The Company does not have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) relating to the operation of its business that are required under GAAP to be accrued on the face of a balance sheet, except for (i) current liabilities incurred in the ordinary course of business, consistent with past practice, since December 31, 2022 (the “Balance Sheet Date”) that are not individually or in the aggregate material, (ii) Seller Transaction Expenses incurred in connection with the transactions contemplated by this Agreement, (iii) obligations arising in the ordinary course under (A) Material Contracts and (B) other agreements that are not Material Contracts and were entered into by the Company in the ordinary course of business, consistent with its past practice (in each case, to the extent not constituting Indebtedness and excluding any liabilities resulting from any breach of such contracts or agreements or resulting from any violation of Law), (iv) liabilities set forth on the Latest Company Balance Sheet, and (v) those liabilities set forth in Section 4.05(b) of the Disclosure Schedule.
(c)The Company is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceeding with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed to any part of its assets, and has not had any debtor take possession of any of its property.
1.06Absence of Certain Developments
. Since the Balance Sheet Date, there has not occurred any Material Adverse Effect. Except as set forth in Section 4.06 of the Disclosure Schedule and except as expressly contemplated by this Agreement, since the Balance Sheet Date, the Company has conducted its business in the ordinary course, consistent with past practice, and the Company has not:
(a)mortgaged, pledged or subjected to any Lien any of its material assets, except Permitted Liens;
(b)sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business consistent with past practice;
(c)issued, sold, redeemed or transferred any of its Equity Interests, securities convertible into its Equity Interests or other equity securities or warrants, options or other rights to acquire its Equity Interests or other equity securities, or any bonds or debt securities;
(d)amended its certificate of formation or operating agreement or other applicable organizational documents;
(e)acquired by merger, equity purchase or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any division thereof;
(f)made any material capital investment in, or any material loan to, any other Person;
(g)made any material capital expenditures or commitments therefor, except in the ordinary course of business consistent with past practice or pursuant to its existing capital expenditure budget;
(h)deferred an capital expenditures, except in the ordinary course of business consistent with past practice;
(i)made any changes in wages, salary or other compensation with respect to its officers, directors or employees, in each case other than changes made in the ordinary course of business consistent with past practice or pursuant to existing agreements or arrangements listed on Section 4.10 of the Disclosure Schedule;
(j)paid, loaned or advanced (other than the payment of salary and benefits, the payment, advancement or reimbursement of expenses in the ordinary course of business consistent with past practice) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates other than in the ordinary course of business consistent with past practice;
(k)commenced or settled any litigation involving an amount in excess of $75,000 for any one case;
(l)cancelled or waived any claims with a potential value in excess of $75,000, other than in the ordinary course of business;
(m)terminated, assigned, amended, canceled or waived any material right under any Material Contract, other than in the ordinary course of business consistent with past practice;

(n)changed its accounting methods or principles theretofore adopted, except as required by GAAP and reflected in the Financial Statements;
(o)experienced any damage, destruction or casualty loss (other than those covered by insurance) with respect to any of the assets or properties of the Company that, individually or in the aggregate with respect to the Company, exceeds $75,000;
(p)made any material change to its Benefit Plans or the benefits payable thereunder;
(q)experienced any labor grievances or similar claims filed;
(r)accelerated the collection of or discounted any accounts receivable, or made any material change in the terms of payment by its patients/payors for any services it performs the effect of which is to enable it to receive payment or recognize revenues in its statement of operations for any period ending on or before the Closing Date which, but for that change, it would not so receive or recognize before a period beginning after the Closing Date;
(s)terminated (other than for cause) the employment of any officer, executive, or employee of the Company with annual compensation in excess of $175,000, or otherwise implemented any reductions in force, layoffs, early retirement programs, or other voluntary or involuntary employment termination programs (other than individual employee terminations in the ordinary course of business consistent with past practice);
(t)delayed the payment of or made any material change in its practices with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties;
(u)made or changed any material Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any tax; or
(v)committed to do any of the foregoing.
1.07Title to Properties
. Section 4.07 of the Disclosure Schedule sets forth a true, correct and complete listing of all tangible personal property owned by the Company as of the Balance Sheet Date with a depreciated book value in excess of $10,000. Except as set forth in Section 4.07 of the Disclosure Schedule, the Company has good title to, or holds pursuant to valid and enforceable leases, all of the personal property owned or leased (or purported to be owned or leased) by it as of the Balance Sheet Date or acquired by it since the Balance Sheet Date, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by the Company in the ordinary course of business consistent with past practice since the Balance Sheet Date. Except as set forth in Section 4.07 of the Disclosure Schedule, all of the assets of the Company constitute all of the assets reasonably necessary for the conduct of the business of the Company as currently conducted on the date hereof. Except as set forth on Section 4.07 of the Disclosure Schedule, all of the tangible personal property of the Company is in good working order and condition in accordance with industry practice, ordinary wear and tear excepted, and adequate in all material respects for the purposes for which they presently are being used or held for use. Section 4.07 of the Disclosure Schedule sets forth a list of all leases of tangible personal property to which the Company is party. Each such lease remains in full force and effect and the Company is not in breach or default in any material respect thereunder and, to the Company’s knowledge, no lessor thereunder is in breach or default in any material respect. True and complete copies of all such leases, together with all modifications, extensions, amendments and assignments thereof, if any, have been made available to Buyer.

1.08Real Property
.
(a)The real property described in Section 4.08(a) of the Disclosure Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company. The Company does not own any real property. Section 4.08(a) of the Disclosure Schedule sets forth a list of all leases pursuant to which the Company leases real property (each a “Company Lease”) and the address of the real property to which it relates. Except as set forth in Section 4.08(a) of the Disclosure Schedule, each Company Lease is in full force and effect, and the Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws and Permitted Liens. The Company has delivered or made available to Buyer copies of each of the Company Leases, together with all modifications, extensions, amendments and assignments thereof. The Company is not in material default under any Company Lease and, to the Company’s knowledge, no counterparty to any such lease is in material default thereunder. Except as set forth on Section 4.08(a) of the Disclosure Schedule, the Company has not subleased or granted any other right to the use or occupancy of any real property that is the subject of any Company Lease.
(b)The Company is not party to and are not otherwise bound by, nor is any of the Leased Real Property subject to, any contract requiring the Company to pay any commissions or other compensation to any brokers or agents in connection with the Leased Real Property, and have had no dealing with any broker or agent with respect to the Leased Real Property upon which any such broker or agent would be entitled to a commission or other compensation.
1.09Tax Matters
. Except as set forth in Section 4.09 of the Disclosure Schedule:
(a)The Company or an Affiliate thereof has timely filed (taking into account any extensions) with the appropriate Tax authorities all Tax Returns that were required to be filed for or on behalf of the Company, and has paid all material Taxes due and owing (whether or not shown on any Tax Return) by the Company. All such Tax Returns were true, correct and complete in all material respects and were prepared in all material respects in accordance with all applicable Tax Laws. The Company has withheld and paid to the appropriate Tax authorities all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed in all material respects and timely filed.
(b)The unpaid Taxes of the Company for all Tax periods through the Balance Sheet Date did not as of such date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Latest Company Balance Sheet and such unpaid Taxes will not exceed as of the Closing Date such reserve as adjusted for the passage of time in accordance with the GAAP-compliant past custom and practice of the Company through the Closing Date.
(c)The Company has not received from any Tax authority in the preceding three (3) years any written notice of any proposed adjustment, deficiency or underpayment of any Taxes, and there is no material dispute, audit, action, suit, investigation (to the Company’s knowledge), proceeding or claim now pending or, to the Company’s knowledge, that has been threatened in writing concerning any Tax liability of the Company. The Company has not waived any statute of limitations in respect of Taxes of the Company beyond the Closing Date or agreed to any extension of time beyond the Closing Date with respect to a Tax assessment or deficiency.
(d)The Company is not party to any Tax allocation or Tax-sharing agreement.
(e)The Company is not a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f)The Company is not nor has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2) in the preceding three (3) years.
(g)There are no Liens for Taxes against the Company’s assets, other than Liens that constitute a Permitted Lien.
(h)All Tax Returns filed by the Company, examination reports, and statements of deficiencies assessed against or agreed to by the Company, for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations have been made available to Buyer. Section 4.09 of the Disclosure Schedule identifies those Tax Returns that have been audited and those currently subject to audit.
(i)The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) or (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax law). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) does not have any liability for the Taxes of any Person under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, or by contract.
(j)Within the past three (3) years, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.
(k)The Company has not, in the past three (3) years, (A) acquired assets from another corporation in a transaction in which such Company’s federal income Tax basis for the acquired assets was determined, in whole or in part, by reference to the federal income Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation.
(l)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
    (A) change in method of accounting for a taxable period ending on or prior to the Closing Date;
    (B)    use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;
    (C) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;
    (D) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);
    (E) installment sale or open transaction disposition made on or prior to the Closing Date;
    (F) prepaid amount received on or prior to the Closing Date.

(m)No written claim has been asserted in the preceding three (3) years by a Governmental Authority of a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction. The Company has not had or engaged in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code in the preceding three (3) years. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.
(n)Except as set forth in Section 4.09(n) of the Disclosure Schedule, the Company is and at all times since its formation has been disregarded as separate from the Seller for U.S. federal and applicable state and local income Tax purposes.
(o)The Company is not currently a party to any joint venture, partnership or other arrangement or contract properly treated as a partnership for U.S. federal and applicable state and local income tax purposes.
(p)Except for the deferral of Social Security Taxes pursuant to the Cares Act (which Taxes have been repaid in full), the Company has not made an election to defer any Taxes under Section 2302 of the Cares Act for 2020, IRS notice 2020-65 or any similar election under state or local tax law.
(q)The representations set forth in this Section 4.09 and Section 4.13, are the only representations in this Agreement with respect to Taxes and any claim for breach of representation with respect to Taxes will be based on the representations made in this Section 4.09 and Section 4.13 and will not be based on the representations set forth in any other provision of this Agreement. The representations set forth in this Section 4.09 (except for the representations set forth in Section 4.09(d), Section 4.09(l), Section 4.09(o), and Section 4.09(q)) refer only to past activities of the Company and are not intended to serve as representations and warranties regarding, nor can they be relied upon with respect to, Taxes attributable to a Post-Closing Tax Period or a position taken after the Closing Date.
1.10Contracts and Commitments.
(a)Except as set forth in Section 4.10(a) of the Disclosure Schedule, the Company is not party to any written or oral:
(i)joint venture agreement, operating agreement, management agreement, cost sharing agreement, or partnership agreement;
(ii)collective bargaining agreement or contract with any labor union;
(iii)bonus, pension, profit sharing, severance, retention, change of control, retirement or other form of deferred compensation plan, in each case, other than as described in Section 4.13;
(iv)stock purchase, stock option or similar plan with respect to Equity Interests of the Company;
(v)contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for fixed compensation in excess of $100,000 per annum, other than offer letters, non-disclosure, non-solicitation, non-competition or similar agreements;
(vi)agreement or indenture relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any assets of the Company;
(vii)guaranty of any obligation for borrowed money;
(viii)lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental payment exceeds $100,000;

(ix)lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental payment exceeds $100,000;
(x)contract or group of related contracts with the same party for the purchase of products or services, involving payments by the Company for goods, services or materials of $100,000 or more in any calendar year;
(xi)contract or group of related contracts with the same party for the sale of products or services involving payments to the Company for goods, services or materials of $100,000 or more in any calendar year;
(xii)Aging Services Access Point, Medicaid managed care organization contracts, or other contracts for participation with any Governmental Program;
(xiii)contract that by its terms contains non-competition restrictions that restrict the ability of the Company to compete in any geographical area or business (other than confidentiality agreements entered into in the ordinary course of business);
(xiv)distributorship or sales agency agreement;
(xv)contract related to an acquisition or divestiture of any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit by the Company;
(xvi)contract between the Company and any officer, director or equity holder, or, to the knowledge of the Company, any Affiliate thereof;
(xvii)contract providing for an exclusive relationship or the purchase from a supplier of all or substantially all of the requirements of the Company of a particular product or service, including cell phone contracts, utilities, healthcare insurance, leases and the like;
(xviii)settlement, conciliation or similar agreements (A) with any Governmental Authority or (B) pursuant to which the Company is obligated after the date of this Agreement to pay consideration in excess of $100,000 or satisfy any material non-monetary requirements;
(xix)Billing Arrangement; or
(xx)any contract between the Company and any physician, physician group or other referral source to the Company.
(b)Buyer has been given true and correct copies of all written contracts which are listed in Section 4.10(a) of the Disclosure Schedule, together with all amendments, waivers or other changes thereto (each, a “Material Contract” and, collectively, the “Material Contracts”).
(c)The Material Contracts are in full force and effect and are valid binding obligations of the Company. Except as set forth in Section 4.10(c) of the Disclosure Schedule, (i) the Company is not in default in any material respect under any Material Contract and (ii) to the Company’s knowledge, the counterparty or counterparties to each such agreement or contract are not in material default thereunder.
(d)Except as set forth on Section 4.10(d) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in any material default by the Company under any such Material Contract or afford any other party the right to terminate any such Material Contract. Except as set forth on Section 4.10(d) of the Disclosure Schedule, the Company has not received written notice of any intention of any other party to any Material Contract to exercise any right to cancel or terminate that Material Contract.

1.11Intellectual Property.
(a)All of the internet domain names, registered trademarks, registered trade names, registered service marks, registered copyrights or applications for any of the foregoing and software (other than off-the-shelf software) owned or licensed by the Company and used in the conduct of the business of the Company are set forth in Section 4.11(a) of the Disclosure Schedule (the “Company Intellectual Property”), which Section 4.11(a) separately identifies the Company Intellectual Property owned by the Company. The Company does not hold any patents nor have any pending patent applications.
(b)Except as set forth in Section 4.11(b) of the Disclosure Schedule, the Company owns or has the right to use all Company Intellectual Property and, to the Company’s knowledge, the Company Intellectual Property owned by the Company does not infringe upon, violate, misappropriate or make unlawful use of the Intellectual Property or other rights of any other Person, in each case in any material respect. Except as set forth in Section 4.11(b) of the Disclosure Schedule, no Company Intellectual Property owned by the Company is the subject of any pending or, to the Company’s knowledge, threatened actions, suits or proceedings. To the Company’s knowledge, no Person is currently infringing or, within the past three (3) years has infringed, on any Company Intellectual Property owned by the Company. The Company has not granted to any Person exclusive rights to any of the Company Intellectual Property.
(c)Section 4.11(c) of the Disclosure Schedule sets forth all licenses, sublicenses and other agreements whereby the Company is or has granted rights, interests and authority, whether on an exclusive or non-exclusive basis, to use Company Intellectual Property in the conduct of its business (other than “off the shelf” or standard software licenses). Except as set forth in Section 4.11(c) of the Disclosure Schedule, the Company has not within the past three (3) years received in writing any charge, complaint, claim, demand or notice alleging any infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property of any third party in order to avoid infringement) of the Intellectual Property of any third party.
(d)The representations set forth in this Section 4.11 are the only representations in this Agreement with respect to Intellectual Property and any claim for breach of representation with respect to Intellectual Property will be based on the representations made in this Section 4.11 and will not be based on the representations set forth in any other provision of this Agreement.
1.12Litigation
. Except as set forth in Section 4.12 of the Disclosure Schedule, there are no material Actions pending or, to the Company’s knowledge, threatened against the Company, at law or in equity, or before or by any Governmental Authority, and the Company is not subject to any outstanding Governmental Order entered against the Company.
1.13Employee Benefit Plans.
(a)Section 4.13(a) of the Disclosure Schedule sets forth a list of each Benefit Plan. The Company has made available to Buyer true and complete copies of, in each case, to the extent applicable: (i) any current plan documents, amendments thereto, and related trust agreements; (ii) the current summary plan description and any material modifications thereto; (iii) the most recent Form 5500 annual report; (iv) the most recent IRS determination or opinion letter; (v) the last three (3) years of non-discrimination testing results; and (vi) all non-routine correspondence to and from any governmental agency, with respect to such Benefit Plan.
(b)Each Benefit Plan has been established and administered in all material respects in accordance with its terms and applicable Law and Legal Requirements, including, as to each Benefit Plan that is subject to United States Law, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). Each of the Benefit Plans that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or can rely on an opinion letter from the Internal Revenue Service, and, to the knowledge of the Company, nothing has occurred that could be reasonably expected to cause the revocation of such determination letter or the unavailability of reliance on such opinion letter which would reasonably be expected to cause such Benefit Plan to lose its qualified status.
(c)The Benefit Plans comply in form and in operation in all material respects with the terms of such Benefit Plan and the requirements of the Code and ERISA, to the extent applicable. No Benefit Plan is, or within the past five (5) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Benefit Plan, and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. The Benefit Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code, as applicable.
(d)With respect to the Benefit Plans, all required contributions of the Company due on or before the Closing Date have been made or properly accrued on the Company’s books and records on or before the Closing Date, in each case in all material respects. Except as set forth in Section 4.13(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) accelerate the time of payment or vesting under any Benefit Plan, (ii) increase the amount of compensation due to any current or former officer, employee, director or independent contractor of the Company, (iii) entitle any current or former employee, officer, director or independent contractor of the Company to severance pay, unemployment compensation or any other payment, (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund or otherwise provide for the benefits under any Benefit Plan for any current or former employee, officer, director or independent contractor, or (v) result in any non-exempt prohibited transaction described in ERISA Section 406 or Code Section 4975. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G of the Code.
(e)None of the Benefit Plans is subject to Title IV of ERISA nor provides for medical or life insurance benefits to retired or former employees of the Company (other than as required under Code Section 4980B, or similar state law). Except as set forth in Section 4.13(e) of the Disclosure Schedule, neither the Company, nor any of its ERISA Affiliates, either currently or at any time during the six (6) year period ended on the date hereof, sponsored, maintained, or were otherwise obligated to contribute to a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, any pension plan subject to Section 412 of the Code or Section 302 of ERISA, any funded welfare benefit plan within the meaning of Section 419 of the Code, any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Any trust funding a Benefit Plan, which is intended to be exempt from U.S. federal income Tax under Section 501(c)(9) of the Code, satisfies the requirements of that Section and has received a favorable determination letter from the IRS regarding that exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect that exempt status.
(f)Except as set forth in Section 4.13(f) of the Disclosure Schedule, no Benefit Plan provides health or long-term disability benefits that are not fully insured through an insurance contract.
(g)Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code (or an available exemption therefrom) and applicable guidance thereunder. No payment to be made under any Benefit Plan, with respect to any employees of the Company, is, or to the knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.
(h)No Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(i)No Benefit Plan provides for any tax “gross-up” or similar “make-whole” payments with respect to any employees of the Company.
1.14Insurance
. Section 4.14 of the Disclosure Schedule sets forth each insurance policy maintained by the Company, true and correct copies of which have been made available by the Company to Buyer. All such insurance policies are in full force and effect, the Company is not in material default with respect to its obligations under any such insurance policies, and no written notice of cancellation has been received by the Company with respect to any such insurance policy. The Company have made available to Buyer true and correct copies of all insurance loss runs and worker’s compensation claims for the Company for the most recently ended three (3) policy years. Further, no material insurance carried by the Company has been canceled during the past three (3) years, and the Company has not been denied any material coverage during such period. Except as disclosed on Section 4.14 of the Disclosure Schedule, there are no pending material claims under any such insurance policy as to which the respective insurers have denied coverage. The Company has not received any written notice of any material increase (or proposed material increase) after the date hereof in any deductibles, retained amounts or premiums payable under the insurance policies listed on Section 4.14 of the Disclosure Schedule that, to the Company’s knowledge, is disproportionate to other increases occurring in the industry in which the Company operates.
1.15Compliance with Laws; Permits
.
(a)Except as set forth in Section 4.15(a) of the Disclosure Schedule, the Company is, and during the past three (3)-years has been, in compliance in all material respects with all Laws and Legal Requirements applicable to the conduct of its business as currently conducted, including Laws and Legal Requirements respecting employment and employment practices, immigration, terms and conditions of employment, wages and hours, and workplace health and safety, applicable security and privacy standards regarding protected health information under HIPAA, all applicable state privacy and security Laws, and with all applicable regulations promulgated under any such legislation. The Company has not, during the three (3)-year period preceding the date hereof, received written notice of any Action by any Person alleging material liability under, or material noncompliance with, any such Law or Legal Requirement.
(b)Section 4.15(b) of the Disclosure Schedule contains a true and complete list of all material Permits held by the Company and currently in effect. All such Permits are valid and in full force and effect and none of such Permits shall terminate as a result of the consummation of the transactions contemplated hereby. The Company is (and during the three (3)-year period preceding the date hereof has been) in material compliance with the terms and conditions of such Permits. The Company has not received any written notice from a Governmental Authority of its intention to cancel, terminate, restrict, limit or otherwise qualify or not renew any of such Permits. The Company has all material Permits that are necessary in order to enable the Company to own and operate its business as currently conducted. This Section 4.15 does not relate to (i) Environmental Laws or environmental Permits, which are the subject of Section 4.16, or (ii) Permits required under Healthcare Laws, which are the subject of Section 4.23.
1.16Environmental Compliance and Conditions
. Except as set forth in Section 4.16 of the Disclosure Schedule:
(a)the Company is, and for the last three (3) years has been, in compliance in all material respects with all Environmental Laws applicable to the conduct of its business;
(b)the Company is, and for the last three (3) years has been, in compliance with all material Permits required under Environmental Law to conduct its business at the Leased Real Property;

(c)the Company has not received during the last three (3) years any written notice, information request, demand, claim or notice of violation from any Governmental Authority regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;
(d)there are no material Actions pending or, to the Company’s knowledge, threatened before or by any Governmental Authority against the Company which assert any claim under any Environmental Law; and
(e)the Company has not disposed of or released any Hazardous Substance so as to give rise to any material liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws.
(f)The representations and warranties in this Section 4.16 are the sole and exclusive representations and warranties in this Agreement concerning environmental matters, including matters arising under Environmental Laws.
1.17Affiliated Transactions
. Except as set forth in Section 4.17 of the Disclosure Schedule, no officer, director, stockholder, member or manager of the Company or, to the Company’s knowledge, any individual in such officer’s or director’s immediate family or any Affiliate thereof is a party to any material agreement, contract, commitment or transaction with the Company or has any material interest in any material property used by the Company. The Company has not made any material loans to any officer, director, stockholder, member, manager or employee of the Company that remain outstanding except as set forth in Section 4.17 of the Disclosure Schedule, all of which outstanding loans shall be repaid in full at or prior to the Closing.
1.18Employment and Labor Matters
. Section 4.18(a) of the Disclosure Schedule lists all employees of the Company as of February 7, 2023, and their state of residence, job title, length of service, hourly rates of compensation or base salaries (as applicable), classification as exempt or nonexempt for purposes of wage and hour laws, and bonus payments (fixed and discretionary), if any, and any other form of compensation (other than salary, bonuses or customary benefits) paid or payable to such person for the most recent fiscal year. Section 4.18(b) of the Disclosure Schedule sets forth, for each person listed on Section 4.18(a) of the Disclosure Schedule, the amount of accrued vacation, sick and paid time off for such person as of the last payroll date immediately preceding the date of this Agreement. Section 4.18(c) of the Disclosure Schedule also identifies each employee who is not fully available to perform his or her duties as a result of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service. Except as set forth in Section 4.18(c) of the Disclosure Schedule, (a) the Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years, and (b) (i) the Company is not subject to any labor dispute, labor-related arbitration, labor-related lawsuit or labor-related administrative proceeding, no such labor dispute, labor-related arbitration, labor-related lawsuit or labor-related administrative proceeding is pending, and, to the knowledge of the Company, none is threatened, and (ii) none of the Company’s employees are or, to the Company’s knowledge, have been represented by any labor union and no union organizing activities involving such employees have occurred within the past three (3) years, are pending or, to the Company’s knowledge, threatened. The Company is currently, and for the prior three (3) years has been, in compliance in all material respects with all applicable Laws relating to employment and labor, including those related to employment practices (including unfair employment practices), terms and conditions of employment, wage and hours, overtime pay, hiring practices, parental and family leave and pay, immigration, non-discrimination in employment, workers compensation, health and safety, and the collection and payment of withholding and/or payroll Taxes. The Company is not, and as of the Closing Date, will not be delinquent in payments to any employees or independent contractors for any wages, salaries, bonuses, benefits or other compensation for any services performed by them to date or through the Closing Date, as the case may be, or any amounts required to be paid to any employee or independent contractor for any post-employment or post-engagement obligations of any type due on or prior to the date hereof or the Closing Date, as the case may be. Except as set forth on Section 4.18(d) of the Disclosure Schedule, the employment or engagement, as applicable, of each employee of the Company is “at will” and may be terminated without material liability of the Company, other than those obligations arising under applicable Laws and Legal Requirement, including with respect to payment of accrued wages and benefits. The Company has made available to Buyer all written employment contracts and severance plans of the Company in effect (or under which the Company has continuing obligations) as of February 7, 2023, and has disclosed to Buyer any such contracts and plans that are not written. The Company has not, in the preceding three (3) years, classified any worker as an independent contractor who should reasonably be classified as an employee of the Company pursuant to the United States Department of Labor’s and Internal Revenue Service’s regulations.
1.19Accounts Receivable and Accounts Payable
.
(a)All of the accounts receivable of the Company (i) have arisen from bona fide transactions in the ordinary course of business consistent with past practice, and (ii) are valid and enforceable claims in all material respects. No material discount or allowance from any such receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services. No obligor of any such receivable has refused or threatened in writing to pay its obligations for any reason and, to the knowledge of the Company, no such obligor has been declared bankrupt or is subject to any bankruptcy proceeding.
(b)All accounts payable and accrued expenses of the Company have arisen only from bona fide transactions in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of business and in a manner which is materially consistent with its past practices.
1.20Brokerage
. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Affiliates.
1.21Bank Accounts
. Section 4.21 of the Disclosure Schedule lists the names and locations of all banks or other financial institutions in which the Company has bank accounts, instrument of deposit or safe deposit box. The schedule identifies the nature of the account, the account number, and the names of all persons authorized to draw thereon or who have access thereto.
1.22Power of Attorney
. Except as listed on Section 4.22 of the Disclosure Schedule, the Company has not given to any Person (other than an employee of the Company or any Affiliate thereof) for any purpose any power of attorney which is currently in effect.
1.23Healthcare Matters
.
(a)Except as set forth on Section 4.23(a) of the Disclosure Schedule: (A) the Company is, and during the past three (3) years has been, conducted in material compliance with all applicable Healthcare Laws; (B) the Company has not received during the past three (3) years any written notice from any Governmental Authority regarding any material violation of any Healthcare Laws; and (C) there are no, and within the past three (3) years there have not been any Proceedings pending or, to the knowledge of the Company, threatened alleging any material non-compliance by the Company with respect to any Healthcare Laws.
(b)Except as set forth on Section 4.23(b) of the Disclosure Schedule: (A) the Company and its employees and independent contractors possess all Permits required by applicable Healthcare Laws necessary for the operation of the Company as currently conducted, which Permits are set forth on Section 4.23(b) of the Disclosure Schedule; (B) none of such Permits will terminate as a result of the consummation of the transactions contemplated by this Agreement; (C) the Company is, and has been during the past three (3) years, in compliance with such Permits in all material respects, and all of such Permits are valid, in good standing and in full force and effect; (D) there is no Action by or before any Governmental Authority pending, or, to the Company’s knowledge, threatened against the Company to revoke, withdraw, suspend, cancel, terminate or otherwise limit any such Permit; (E) the Company has not, during the past three (3) years, received any written notice from any Governmental Authority regarding any material violation of any such Permit or any revocation, withdrawal, suspension, cancellation or termination of any such Permit; and (F) the Company has, in the past three (3) years, filed all required reports and maintained and retained all records required by applicable Healthcare Laws, in each case in all material respects.
(c)Except as set forth on Section 4.23(c) of the Disclosure Schedule: (A) all billing practices (including billing, coding, filing, and claims practices, and the related reports and filings) of the Company is, and during the past three (3) years have been, in compliance with applicable Healthcare Laws and all applicable requirements of Third Party Payors (“Third Party Payor Requirements”) in all material respects; (B) in the past three (3) years, the Company has paid or caused to be paid all known and undisputed material refunds, overpayments, discounts or adjustments, which have become due to any Governmental Authority or Third Party Payor; (C) the Company does not have any material reimbursement, payment or payment rate appeals, disputes or contested positions pending before any Governmental Authority or Third Party Payor and, to the knowledge of the Company, none are threatened; (D) in the past three (3) years, the Company has not claimed or received any material reimbursements from Government Programs or Private Programs, directly or indirectly through Third Party Payors, in excess of amounts permitted by applicable Healthcare Laws or Third Party Payor Requirements, with the exception of payor overpayments received and adjusted, recouped, or refunded in the ordinary course of business; (E) in the past three (3) years, the right of the Company to receive reimbursements pursuant to any Government Program or Private Program has not been terminated, rescinded, suspended or otherwise adversely affected as a result of any Action by a Governmental Authority or Third Party Payor; and (F) to the knowledge of the Company, there are no additional document requests made by Third Party Payors to which the Company has not responded. Within the past three (3) years, neither the Company nor, to the Company’s knowledge, any of its directors, managers, officers, employees, or independent contractors has submitted to any Third Party Payor any false or fraudulent claim for payment (as defined under the federal False Claims Act or counterpart state false claim laws), nor has the Company or, to the Company’s knowledge, any of their directors, managers, officers, employees, or independent contractors at any time knowingly violated any condition for participation of any Third Party Payor.
(d)Neither the Company nor any of its directors, officers, managers, employees or, to the Company’s knowledge, independent contractors has been in the past three (3) years or is currently: (A) suspended, excluded or debarred from contracting with the United States federal or any state government or from participating in any Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)); (B) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted, or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Federal Health Care Program requirement or Law; (C) to the Company’s knowledge, charged with or investigated for a Federal Health Care Program related offense or a violation of applicable Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation, or the unlawful manufacture, distribution, prescription, or dispensing of controlled substances; or (D) to the Company’s knowledge, subject to an investigation or proceeding by any Governmental Authority that has resulted in or would reasonably be expected to result in any of the actions described in the foregoing subsections (A), (B) or (C).
(e)Neither the Company nor, to the Company’s knowledge, any of its directors, officers, employees, agents or contractors (while acting on behalf of the Company), have, during the past three (3) years, solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for any referral or generation of business in violation of any applicable Healthcare Law.
(f)Except as set forth on Section 4.23(f) of the Disclosure Schedule, the Company is not nor has been in the past three (3) years: (A) a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services or any other consent decree, judgment, order, settlement or similar agreement with a Governmental Authority; (B) to the Company’s knowledge, the subject of any investigation, program integrity review or audit conducted by any federal, state or local Governmental Authority; (C) to the Company’s knowledge, a defendant or named party in any qui tam/False Claims Act litigation; (D) subject to any mandatory or discretionary exclusion or suspension from Federal Health Care Program participation; (E) the subject of any investigation, program integrity review, audit or survey conducted by any federal, state or local Governmental Authority that resulted in a finding of any material improper activity or the Company’s receipt of either a written notice of deficiency or other written notice of any type of material violation of any Healthcare Law or Third Party Payor Requirement; or (F) the recipient of any search warrant, subpoena, civil investigative demand or similar inquiry from a Governmental Authority with jurisdiction in respect of any Healthcare Law. The Company has made available to Buyer true, correct and complete copies of each survey of the Company conducted by or on behalf of any Governmental Authority or Third Party Payor in the preceding three (3) years.
(g)Except as set forth on Section 4.23(g) of the Disclosure Schedule, for the past three (3) years, the Company has materially complied, and is currently in material compliance with, HIPAA and the applicable health care data privacy and security Laws of the states in which the Company operates. Except as set forth on Section 4.23(g) of the Disclosure Schedule, the Company has not, during the preceding three (3) years: (A) had any security or data breaches compromising or otherwise involving Protected Health Information, as that term is defined in HIPAA, that required notification under 45 C.F.R. § 164.406 or 45 C.F.R. § 164.408(b); (B) received any written notice from any Person alleging or referencing the investigation of any material breach or any materially improper use, disclosure or access to any Protected Health Information in its possession, custody or control; or (C) received any written communication from any Governmental Authority alleging that the Company is not in material compliance with HIPAA that has not been resolved; or (D) to the Company’s knowledge, otherwise violated HIPAA, or any applicable health care data privacy and security Laws. The Company has established and implemented such policies, programs, procedures, contracts (including business associate agreements), and systems as are necessary to comply with HIPAA in all material respects.
(h)Except as set forth on Section 4.23(h) of the Disclosure Schedules, in the past three (3) years and to the Company’s knowledge; (i) the Company has not entered into any material joint venture, partnership, co-ownership or other financial arrangement involving any ownership, lease or investment interest in or by the Company with an individual known by it to be a physician or an immediate family member of a physician; (ii) no institutional referral source of the Company maintains an ownership interest in, or compensation arrangement with, the Company; and (iii) no physician who has, or whose immediate family member has, a financial relationship (as such terms are defined in the Stark Law), with the Company directly or indirectly makes (or has made) referrals, as that term is defined in the Stark Law, to the Company or any predecessor business without complying with an applicable exception to the Stark Law’s referral prohibition as set forth on Section 4.23(h) of the Disclosure Schedule.
(i)All employees and independent contractors of the Company possess, in all material respects, the necessary licenses, registrations, permits, certificates and qualifications, as required by applicable Healthcare Laws, Third Party Payor Requirements, state professional licensing agencies, and professional organizations to carry out their respective material duties to the Company. All of such licenses and certificates in effect are listed on Section 4.23(i) of the Disclosure Schedule. In the past three

(3) years, to the Company’s knowledge, no such employee or independent contractor has (i) had any professional license, certification, Drug Enforcement Administration number (if applicable), Medicare, Medicaid or TRICARE provider number suspended or revoked, (ii) been reprimanded, sanctioned or disciplined by any state licensing board or any Governmental Authority, professional society, hospital, Third Party Payor or specialty board, or (iii) had a final judgment or settlement without judgment entered against him or her in connection with a malpractice or similar action.
(j)The Company is not required, and has not been required during the past three (3) years, to file any cost reports in order to comply with applicable Government Program or Private Program requirements.
(k)The Company is not relying on any exemption from or deferral of any Healthcare Laws (other than applicable exceptions to the Stark Law’s referral prohibition as set forth on Section 4.23(h) of the Disclosure Schedule).
(l)For the avoidance of doubt, and without limitation, “material” matters for purposes of this Section 4.23 shall include the following: (i) a substantial amount of money received by the Company or any predecessors of the Company in excess of the amount due and payable under any Government Program or Private Program requirements or Third Party Payor Requirements; (ii) a matter that a reasonable person would consider a probable violation of Law applicable to any Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) for which penalties or exclusion may be authorized; or (iii) the employment of or contracting with a Person who has been or is currently suspended, excluded or debarred from contracting with the United States federal or any state government or from participating in any Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)).
    The representations and warranties in this Section 4.23 and Section 4.26 (collectively, the “Health Care Representations”) are the sole and exclusive representations and warranties in this Agreement concerning health care matters.
1.24Relationships with Customers
. Section 4.24 of the Disclosure Schedule includes a list of the Company’s top twenty (20) Customers in order of gross revenue for each of the years ended December 31, 2022, December 31, 2021, and December 31, 2020. There are not, and have not been during the three (3)-year period preceding the date hereof, any material disputes with any such Customer that have not been resolved. No such Customer has in the past three (3) years (i) cancelled or otherwise terminated any contract with the Company prior to the expiration of such contract’s term, (ii) cancelled or has threatened in writing to cancel or otherwise terminate its relationship with the Company, (iii) reduced or has threatened in writing to materially reduce its volume of business with the Company, or (iv) has delivered written notice seeking to materially change the amount payable to the Company in connection with the Company’s services. To the knowledge of the Company, no such Customer has been declared bankrupt or is subject to any bankruptcy proceeding.
1.25Investment Company Status
. The Company is not required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
1.26Home Health Services Business.
(a)The material billing arrangements pursuant to which the Company receives payment for services in connection with their business operations are identified in Section 4.26(a) of the Disclosure Schedule (the “Billing Arrangements”). Other than the Billing Arrangements, the Company does not participate in or receive reimbursement under, and does not maintain current provider agreements or numbers with, any Government Program or Private Program.
(b)All material reports, invoices and documentation required to be filed with respect to the Billing Arrangements in the past three (3) years have been timely filed or filed within the grace periods permitted under the applicable Billing Arrangements, and all such reports, invoices and documentation are complete and accurate in all material respects and have been prepared in all material respects in accordance with all contract requirements and applicable Laws and Legal Requirements. The Company: (i) has not in the past three (3) years claimed or received any material reimbursements from Billing Arrangements in excess of amounts permitted by Law or Legal Requirements; (ii) has not in the past three (3) years received any written notice of any liability under any Billing Arrangement for any material refund, overpayment, discount or adjustment, other than ordinary course adjustments and refunds resolved in accordance with Third Party Payor policies; (iii) has not, during the past three (3) years, received written notice of any Action pending or recommended by any Governmental Authority (or contractor acting on behalf of a Governmental Authority) to terminate the participation of the Company in any Billing Arrangements; and (iv) is not a party to any material audit being conducted by any Governmental Authority, contractor acting on behalf of a Government Authority, or other Person, nor has the Company received any written notice that any such audits are planned. The Company’s systems and software used in connection with all requests for reimbursement and related underlying information comply in all material respects with all rules, regulations, policies and procedures applicable to such Billing Arrangements.
(c)All of the Company’s professional staff are listed in Section 4.26(c) of the Disclosure Schedule. All such staff are qualified and, to the extent required by any applicable Governmental Authority, certifying body, licensing agency, professional organization or Billing Arrangement, are licensed, registered, or certified, as applicable, to practice without restriction or limitation in such capacity in the states in which the Company operates and, to the Company’s knowledge, none are employed by a third-party home health service agency.
The Health Care Representations are the sole and exclusive representations and warranties in this Agreement concerning health care matters.
1.27Miscellaneous.
(a)The Distribution Schedule is true and correct in all material respects and accurately sets forth the amount of Aggregate Closing Consideration to be paid to the payees of the Seller Transaction Expenses, including the amounts owing to the recipients of the Change of Control Payments.
(b)Section 4.27(b) of the Disclosure Schedule contains a list of the current members of the governing board and officers of the Company.
(c)The Company has made available to Buyer true and correct copies of all cybersecurity policies and procedures currently maintained by them. Except as set forth on Section 4.27(c) of the Disclosure Schedule, the Company is in compliance with such policies and procedures in all material respects and no material violations or breaches thereof have occurred during the two (2)-year period preceding the date hereof.
(d)There is no contract, lease, agreement of the Company that contains a covenant not to compete, nor is there any Order binding on the Company that prohibits the Company from competing with another Person.
1.28No Other Representations and Warranties
. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OR 4 OF THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT, NEITHER THE COMPANY NOR THE SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND SELLER HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER WILL ACQUIRE THE COMPANY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE

EXPRESSLY REPRESENTED OR WARRANTED IN ARTICLE 3 OR ARTICLE 4 OF THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Seller and the Company as follows as of the date hereof and as of the Closing Date:
1.01Organization and Power
. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.
1.02Authorization; Execution and Delivery; Valid and Binding Agreement
. The execution, delivery and performance of this Agreement and any Transaction Document to which Buyer is party by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement by Buyer. This Agreement and each Transaction Document to which Buyer is party has been duly executed and delivered by Buyer and assuming that this Agreement is a valid and binding obligation of the Seller and the Company, this Agreement and each applicable Transaction Document constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
1.03No Breach
. Except as set forth on Section 5.03 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and all Transaction Documents to which Buyer is a party and the performance of the transactions contemplated hereby and thereby do not and will not: (a) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of acceleration, cancellation or termination of, or result in the creation of a Lien on any of the properties or assets of Buyer pursuant to, any contract, agreement, obligation, permit, license or authorization to which Buyer is a party or by which any of its assets are bound; (b) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of Buyer’s organizational documents; (c) contravene or violate or result in a violation of, or constitute a breach or default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any judgment or order of, or any restriction imposed by, any court or Governmental Authority applicable to Buyer; or (d) require from Buyer any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.
1.04Litigation
. There are no actions, suits or proceedings pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any Governmental Authority, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding Governmental Order, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.
1.05Brokerage

. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.
1.06Investment Representation
. Buyer is acquiring the Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the U.S. Securities and Exchange Commission under the Securities Act. Buyer acknowledges that the Interests have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities Laws and that the Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Interests are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act as amended, and any applicable state or foreign securities Laws.
1.07Sufficient Funds
. Buyer shall have as of the Closing Date the financial capability and sufficient cash on hand or other sources of immediately available funds necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein. Buyer understands and acknowledges that the obligations of Buyer to consummate the contemplated transactions are not in any way contingent upon or otherwise subject to any consummation of any financing arrangement, any obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer.
1.08Solvency
. Upon consummation of the transaction contemplated hereby, and subject to the accuracy of the representations set forth in Article 3 and Article 4, Buyer and its Subsidiaries, including the Company, will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature or (c) have liabilities in excess of the reasonable market value of their assets.
1.09No Other Representations and Warranties
. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5 OF THIS AGREEMENT, BUYER DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE 6

CERTAIN PRE-CLOSING COVENANTS
1.01Conduct of the Business
. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, except as set forth in Annex 6.01, contemplated by this Agreement or consented to in writing by Buyer, (a) the Company will use its commercially reasonable efforts to carry on its business in the ordinary course of business and substantially in the same manner as heretofore conducted and (b) the Company will not take any action which, if taken after December 31, 2022, would be required to be disclosed in Section 4.06 of the Disclosure Schedule. Additionally, during the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, the Company will not:

(i)make any non-cash dividend or distribution on the Interests;
(ii)make or change any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax (in each case without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed);
(iii)adopt a complete or partial plan of liquidation or resolutions authorizing or providing for such a liquidation or dissolution, consolidation, recapitalization, reorganization or bankruptcy, or make a general assignment for the benefit of creditors;
(iv)cause or permit any material modification to be made to any of the Company Intellectual Property owned by the Company, other than maintenance and security-related modifications made in the ordinary course of business;
(v)increase the compensation or agree to any bonus, severance, or Change of Control Payments to any employee, director, or officer of the Company, other than in the ordinary course of business;
(vi)make any material changes to any Benefit Plan, other than any change required by applicable Law; or
(vii)agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (i) through (vi).
1.02Access to Books and Records
. During the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to Section 8.01, each of the Seller and the Company will provide Buyer and its and their respective authorized representatives (collectively, “Buyer’s Representatives”) with access to (a) the offices, properties, contracts, books, records and, to the extent permitted by the Seller, the systems of the Company as reasonably requested by Buyer in order for Buyer to have the opportunity to make such investigation as it reasonably desires to make of the affairs of the Company (except that Buyer will conduct no physically invasive sampling or testing, including soil or groundwater sampling, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed)) and (y) all officers and management-level employees of the Company for discussion of the business operations and personnel of the Company; provided, however, in each case, such access shall be provided only during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of such the Company. All requests by Buyer or Buyer’s Representatives for access pursuant to this Section 6.02 shall be submitted or directed exclusively to the Seller or such other individuals as the Company may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, (a) the Company will not be required to disclose any information to Buyer or Buyer’s Representatives if such disclosure would (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or agreement entered into prior to the date hereof and (b) prior to the Closing Date, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), neither Buyer nor any of Buyer’s Representatives shall contact or cause to be contacted any customers of the Company concerning the transactions contemplated hereby. Buyer acknowledges that it is and remains bound by the Confidentiality and Non-Disclosure Agreement, dated September 15, 2021, between Amedisys, Inc. and HouseWorks, LLC (the “Confidentiality Agreement”), and that Buyer shall cause Buyer’s Representatives to abide by the terms of the Confidentiality Agreement; provided, that in the event the Closing is consummated, the Confidentiality Agreement shall be terminated and become null and void.
1.03Third-Party Consents

. The Company shall give all notices to, and use commercially reasonable efforts to obtain all consents from, all third parties that are listed in Annex 6.03 attached hereto (the “Third Party Consents”).
1.04Conditions
. Each of the Company and the Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 2.02 hereof to be satisfied and to consummate the transactions contemplated hereby as soon as reasonably practicable after the satisfaction of the conditions set forth in Article 2 (other than those to be satisfied at the Closing). Buyer shall use commercially reasonable efforts to cause the conditions set forth in Section 2.03 to be satisfied and to consummate the transactions contemplated hereby as soon as reasonably practicable after the satisfaction of the conditions set forth in Article 2 (other than those to be satisfied at the Closing).
1.05Notifications
. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, the Company or the Seller shall disclose to Buyer in writing any development, fact or circumstance arising after the date hereof that would result in any of the representations and warranties contained in Article 3 or 4 hereof to no longer be true and correct in all material respects and of any material breach of the covenants in this Agreement made by the Company or Seller; provided that, except as expressly provided below in this Section 6.05, any such notification shall be solely for informational purposes and shall (x) not be deemed to amend the Disclosure Schedule or qualify or cure the related representations and warranties of the Company or Seller herein and (y) be disregarded for purposes of the indemnification provided in Article 9 and the conditions to Closing in Article 2. With respect to any such notification that relates solely to any action, occurrence, fact, development or event that (i) both arises and becomes known to the Company after the date hereof and would have been required or permitted to be set forth or described in the Disclosure Schedule had such matter existed as of the date hereof and (ii) would prevent the satisfaction or cause a failure to be satisfied of any of the conditions set forth in Section 2.02(a), such notification shall be deemed an update and amendment to the Disclosure Schedule solely for purposes of the conditions set forth Section 2.02(a) (and not for purposes of indemnification pursuant to Article 9) if such notification is delivered to Buyer at least five (5) Business Days prior to the Closing Date (such written update to the Disclosure Schedule, a “Schedule Update”); provided that in the event that the matter set forth in a Schedule Update cannot be cured to Buyer’s reasonable satisfaction within three (3) Business Days after delivery of such Schedule Update, then Buyer will be entitled to terminate this Agreement pursuant to Section 8.01(b) by delivery of a written termination notice that is delivered to the Seller within five (5) Business Days following Buyer’s receipt of the related Schedule Update. The Parties agree that Buyer shall be entitled to review and comment on any Schedule Update (such review not to be unreasonably delayed), and that the Parties shall mutually agree on the substance of any Schedule Update prior to the Closing, provided that such right to comment on any Schedule Update shall not modify the foregoing five (5) Business Day period with respect to delivery of a termination notice pursuant to Section 8.01(b). Any Schedule Update and any other updates with respect to the Disclosure Schedule shall have no effect on the right of the Buyer Indemnitees to indemnification pursuant to Section 9.02.
1.06Exclusivity
. In consideration of the substantial expenditure of time, effort and expense undertaken by Buyer in connection with its due diligence review of the Company and its business and the preparation and negotiation of this Agreement, from and after the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, none of the Company or the Seller, nor will they permit any of their respective Affiliates, directors, officers, employees, members, managers, shareholders, advisors, representatives or other agents, to, directly or indirectly, initiate, solicit, negotiate, discuss, knowingly encourage or enter into any negotiations, discussions or agreement with respect to, or provide any information to any third party with respect to, the potential sale of the Company or any portion thereof or a substantial interest therein, or any other transaction that would be inconsistent with the transactions contemplated hereby, in any case whether by sale of assets or equity, merger, recapitalization, reorganization or other transaction; provided, however, nothing herein shall prohibit or otherwise restrict Amedisys, Inc. or any of its Affiliates from initiating, soliciting, negotiating, discussing, knowingly encouraging or entering into any negotiations, discussions or agreement with respect to, or providing any information to any third party with respect to, the potential sale of all or substantially all of the Equity Interests or assets of Seller Parent (the “Upstream Transaction”); provided further that, for the avoidance of doubt, any such Upstream Transaction shall not include any terms or conditions that prohibit the consummation of the transactions contemplated by this Agreement. If, from the date of this Agreement until the Closing or the earlier termination of this Agreement, the Company, the Seller or any of the other Persons referenced above receives an offer or proposal relating to any acquisition of the business of the Company (excluding an Upstream Transaction), such Person shall notify Buyer of the receipt of such offer and, unless otherwise prohibited by the terms of a confidentiality agreement in existence as of the date hereof, the terms of the offer and the identity of the offeror. Unless otherwise prohibited by the terms of any definitive agreement with respect to an Upstream Transaction, Seller shall, as soon as is permissible under applicable Law (including applicable stock exchange rules) and the internal policies and procedures of Amedisys, Inc., notify Buyer of the execution of any such definitive agreement with respect to an Upstream Transaction.
1.07Regulatory Filings.
(a)Buyer shall, as promptly as possible and at Buyer’s sole cost and expense (including filing fees), use its reasonable best efforts to obtain or cause to be obtained all consents, authorizations, orders, approvals or clearances from, and make or cause to be made all declarations, filings or notices with, all Governmental Authorities that are required by Law for the consummation of the transactions contemplated hereby (including such filings as are necessary or advisable in any jurisdiction in order to comply with all applicable Laws relating to competition, merger control or antitrust), provided that each party shall provide such reasonable cooperation as may be requested by the other party in seeking to obtain any such consents, authorizations, orders, approvals and clearances or in making any such declarations, filings or notices.
(b)The parties agree to comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authorities.
(c)Buyer will keep the Company apprised of the status of all filings and submissions referred to in Section 6.07(a), including promptly furnishing the Company with copies of notices or other communications received by Buyer in connection therewith. Buyer will not permit any of its officers, employees or other representatives or agents to participate in any meeting with any Governmental Authority in respect of such filings and submissions unless it consults with the Company in advance and, to the extent permitted by such Governmental Authority, gives the Company the opportunity to attend and participate thereat.
(d)If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) to prohibit the transactions contemplated by this Agreement, the parties will use their respective best efforts to avoid the institution of any such action or proceeding and to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any temporary, preliminary or permanent decree, judgment, injunction or other order that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated hereby (it being understood that the foregoing obligation of the parties will cease in the event a permanent decree, judgment, injunction or other order is issued or is in effect that is non-appealable and prohibits, prevents, delays or restricts consummation of the transactions contemplated hereby).
1.08Employment Matters
.
(a)From the date hereof to the Closing Date or the earlier termination of this Agreement pursuant to Article 8 hereof, the Company shall provide Buyer the opportunity reasonably requested by it to contact and have access to the Employees set forth on Annex 6.08 for pre-Closing introductions and training sessions. Neither Buyer nor any of its Affiliates shall contact any other Employee without prior notice to and consent of the Company (which consent may be provided by any of

Seller, Geoffrey Abraskin and Kristopher Novak, orally or by any written means, including e-mail) and to the extent any such contact involves a meeting between Buyer (or any Affiliate) and such Employee, the Company shall be entitled to have a representative present at any such meeting and pre-approve, in its sole discretion, the contents of any discussions with Employees.
(b)From the date hereof to the Closing Date or the earlier termination of this Agreement pursuant to Article 8 hereof, the Company shall use commercially reasonable efforts to seek to obtain a transaction bonus and release agreement, in form and content reasonably acceptable to both Buyer and Seller, duly executed by each recipient of a Change of Control Payment; provided, however, (i) the Company shall not be obligated to incur any out-of-pocket costs in connection with such efforts, and (ii) it shall not be a condition to Closing that the Company shall have obtained such transaction bonus and release agreements.
1.09Miscellaneous.
(a)Financial Statements. From the date hereof until the Closing Date, the Company shall provide monthly income statements for the Company and year-to-date income statements for the Company, prepared in accordance with GAAP consistent with the Company’s past practices, as such financial statements are prepared by the Company in the ordinary course consistent with past practice, as may be reasonably requested by Buyer.
(b)Maintenance of Insurance. From the date hereof until the Closing Date, the Company shall maintain insurance coverage for its operations no less favorable than the insurance coverages for them in effect as of the date hereof.
(c)Employees. The Company shall, at least three (3) Business Days prior to the Closing, provide Buyer with a schedule setting forth the information required to be set forth on the schedule delivered pursuant to the first sentence of Section 4.18 with respect to each officer, employee and independent contractor of the Company employed or engaged by the Company as of such date.
(d)Bank Accounts. As soon a reasonably practicable, and in any event no later than fourteen (14) Business Days following the Closing, the Company shall deliver to Buyer all documentation required to change authorizations for the accounts identified on Section 4.21 of the Disclosure Schedule to the individuals designated by Buyer, with any such documentation delivered prior to Closing to be held in escrow by Buyer until expressly released by the Company at the Closing.

(e)Terminated Contracts. At or prior to the Closing, the Company shall cause the contracts set forth on Annex 6.09(e), if any, to be terminated and of no further force or effect effective as of the Closing.

1.10Cash Distribution
. Prior to the Closing Date, the Company shall, and the Seller shall cause the Company to, distribute to the Seller any unrestricted Cash on Hand of the Company; provided that beginning as of 12:01 a.m. (ET) on the Closing Date the Company shall not distribute or transfer any Cash on Hand (other than payments to third parties in respect of bona fide accounts payable in the ordinary course of business consistent with past practices) without Buyer’s prior written consent.
1.11Transition Matters
.
(a)Buyer and Seller shall, and Seller shall cause Amedisys Holding, L.L.C. to, negotiate in good faith to seek to agree upon the terms of the Transition Services Agreement as soon as reasonably practicable following the parties’ execution and delivery of this Agreement. Buyer and Seller hereby acknowledge that it is anticipated that (a) the term of the Transition Services Agreement shall extend for approximately one hundred twenty (120) days following the Closing, (b) the Company shall be obligated under the Transition Services Agreement to reimburse Amedisys Holding, L.L.C. for all reasonable documented out-of-pocket costs and expenses incurred by it and its Affiliates in providing the mutually agreed upon transition services thereunder, and (c) the Transition Services Agreement shall provide for the Company to provide Amedisys Holding, L.L.C. and its Affiliates with such access to the Company’s scheduling system and such other support as is reasonably necessary for Amedisys Holding, L.L.C. and its Affiliates to wind-down the operations of Angel Watch Home Care, L.L.C., in each case on terms reasonably acceptable to Buyer and Seller.
(b)During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, the Parties shall reasonably cooperate to determine whether any Person who is employed by the Seller or any of its Affiliates (excluding the Company) needs to be employed by the Company following the Closing (each, a “Transferring Employee”), and shall set forth the name of each Transferring Employee on Annex 6.11(b) prior to the Closing. The Parties agree that, except as otherwise provided in the Transition Services Agreement, the Parties shall reasonably cooperate to effect an orderly transition of any Transferring Employees to the Company effective as of the Closing Date (or such later date as set forth in the Transition Services Agreement), including that (i) each Transferring Employee shall be offered “at-will” employment with the Company, and the Seller and its Affiliates shall use commercially reasonable efforts to assist the Company with hiring each such Transferring Employee, and (ii) the Seller (or its applicable Affiliate (excluding the Company) who is the employer of such Transferring Employee) shall be responsible for the payment of, and shall pay, all wages, salaries and other compensation and employee benefits (including any vacation pay, severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, Change of Control Payments, retirement and any other benefits, premiums, claims and related costs) to any Transferring Employee that are accrued as of the date of such Transferring Employee’s termination with the Seller (or its applicable Affiliate (excluding the Company) who is the employer of such Transferring Employee) (collectively, the “Accrued Payments”), except to the extent any such Accrued Payments are assumed by the Company and accrued for in Net Working Capital, it being the intent of the Parties that to the extent practicable any accrued paid time off balance for each Transferring Employee shall be transferred to the Company (and not paid out to such Transferring Employee) and included in the calculation of Net Working Capital.
(c)During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, the Parties shall reasonably cooperate to determine whether any contract to which the Seller or any of its Affiliates (excluding the Company) is party that is used in the operation of the Company’s business and is necessary for the Company to conduct its business following the Closing in the same manner as currently conducted (each a “Designated Contract”), and shall set forth each Designated Contract on Annex 6.11(c) prior to the Closing. The Parties agree to reasonably cooperate in good faith to determine a mutually acceptable transition plan with respect to each Designated Contract, which may include (i) an assignment of the Designated Contracts to the Company and/or (ii) a mutually agreed upon transition arrangement under the Transition Services Agreement. For the avoidance of doubt, Buyer acknowledges and agrees that no enterprise contracts to which the Seller or any of its Affiliates are parties shall be assigned to the Company unless such contract is used exclusively in the operation of the Company’s business.
ARTICLE 7

POST-CLOSING COVENANTS
1.01Access to Books and Records
. For a period of six (6) years after the Closing Date, Buyer shall, and shall cause the Company to, provide the Seller and its authorized representatives with reasonable access, during normal business hours, to the personnel, books and records (for the purpose of examining and copying at Seller’s expense) of the Company with respect to periods or occurrences prior to the Closing Date as may be reasonably required by the Seller in connection with any legitimate matter relating to the Seller’s pre-Closing ownership of the Company; provided, that (x) such access will be subject to the confidentiality obligations set forth in Section 7.03 hereof and will not unreasonably interfere with the operation of the Company, and (y) nothing herein will require Buyer, the Company or any of their respective Affiliates or representatives to furnish to the Seller or its Representatives, or provide the Seller or its representatives with access to, information that legal counsel for Buyer, the Company or any of their respective Affiliates reasonably concludes may violate applicable Law or that is subject to attorney-client privilege. For a period of six (6) years after the Closing Date, Buyer shall maintain the books and records of the Company relating to periods prior to the Closing Date in accordance with the record retention policy of Buyer, as such record retention policy may be amended from time to time by Buyer. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 7.01 shall not be considered a waiver by any party of any right to assert the attorney-client privilege. For a period of six (6) years after the Closing Date, Buyer will cause the Company to maintain a records retention policy substantially consistent with the record retention policy of Buyer as previously provided to the Seller, as such record retention policy may be amended from time to time by the Company.
1.02Employment Matters.
(a)For a period of one (1) year following the Closing (or, if earlier, until the date of the applicable Employee’s termination of his or her employment with Buyer other than a termination without cause by Buyer (except as permitted herein below)), Buyer shall provide for each Employee who is employed as of immediately prior to the Closing and who remains employed as of immediately following the Closing (each, a “Covered Employee”) (i) salary and target cash bonus opportunity (or base pay for non-salaried employees) that is substantially comparable to the salary and target cash bonus opportunity (or base pay for non-salaried employees) paid to similarly situated employees of Buyer, and (ii) retirement and welfare benefits that are substantially comparable in the aggregate to those offered to similarly situated employees of Buyer; provided, however, notwithstanding the foregoing but subject to the terms of Section 7.02(c), the aforementioned one (1) year period may be shortened by Buyer if, in its good faith discretion, Buyer needs to implement operational changes (e.g., changes in staffing ratios, reductions in staffing, etc.) in order to improve the profitability of the related Company location, but only to the extent such shortened period does not cause any WARN Act liabilities for the Seller. With respect to any employee benefit plan maintained by Buyer or any of its Affiliates (collectively, “Buyer Employee Benefits Plans”) that the Covered Employees participate in after the Closing, if any, (i) Buyer shall undertake commercially reasonable efforts to, or shall cause its Affiliates to undertake commercially reasonable efforts to, recognize all service of the Covered Employees prior to the Closing (“Pre-Closing Company Service”) as if such service were with Buyer or its Affiliates, for vesting and eligibility purposes in such Buyer Employee Benefit Plans, provided that no such service shall be credited to the extent that it would result in a duplication of benefits or for the purpose of any defined benefit pension plan. With respect to any Buyer Employee Benefit Plans providing for, medical, dental and vision benefits in which the Covered Employees participate after the Closing, if any, Buyer shall, to the extent permitted by the related Buyer Employee Benefit Plans, undertake commercially reasonable efforts to (i) waive or cause to be waived any exclusionary provisions, waiting period, proof of insurability requirements and pre-existing condition limitations to the extent the same are not applicable under the related Buyer Employee Benefit Plans prior to the Closing; and (ii) credit or cause to be credited the Covered Employees for all deductible expenses incurred by the Covered Employees under the comparable Buyer Employee Benefit Plan in the year in which the Closing occurs, provided such expenses would have been covered expenses under Buyer Employee Benefit Plan and that such credit does not result in the duplication of benefits.
(b)Buyer shall assure that a sufficient number of Covered Employees shall remain employed by Buyer for at least a ninety (90)-day period following the Closing so as not to create liability for the Seller under the Worker Adjustment and Retraining Notification Act, 29 U.S. Stat. § 2101 et. seq.
(c)Effective at least one (1) day prior to the Closing, the Covered Employees shall cease to be covered as active participants in the Amedisys Holding, L.L.C. 401(k) Plan sponsored by Amedisys Holding, L.L.C and adopted by the Company (the “Amedisys 401(k) Plan”). The Company shall take all action necessary to terminate their participation in the Amedisys 401(k) Plan at least one (1) day prior to the Closing. In connection with the Company’s termination of participation in the Amedisys 401(k) Plan, and in accordance with applicable Law, the parties agree to effectuate a spin-off of the Amedisys 401(k) Plan assets relating to the Covered Employees who are participants in the Amedisys 401(k) Plan as a result of their employment with the Company (including an in-kind transfer of any Covered Employee loan notes) into a new plan (the “Spin Off Plan”) and terminate such Spin Off Plan at least one (1) day prior to the Closing, and Buyer agrees to undertake commercially reasonable efforts or cause its Affiliates to undertake commercially reasonable efforts to cause Buyer’s or its Affiliates’ 401(k) plan to accept rollovers from the Spin Off Plan (including an in-kind transfer of any Covered Employee loan notes to the extent permitted under Buyer’s or its Affiliates’ 401(k) plan).
(d)Following the Closing, Buyer will be responsible for providing, or causing the Company to provide, continuation coverage and all related notices to any Covered Employee or a qualified beneficiary who incurs or incurred a qualifying event as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, under the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA and any similar state Law.
(e)This Section 7.02 shall be binding upon and inure solely to the benefit of each of the parties, and nothing in this Section 7.02, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.02. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Plans, including any benefit plan, program, agreement or arrangement. The parties acknowledge and agree that the terms set forth in this Section 7.02 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever, any right of any Employee or any other Person to participate in any Buyer Employee Benefit Plan or any obligation of Buyer or Buyer Parent to allow any Employee or any other Person to participate in any Buyer Employee Benefit Plan. Nothing in this Agreement shall be deemed to confer upon any Person (nor any beneficiary thereof) any rights under or with respect to any Plans, including any plan, program or arrangement described in or contemplated by this Agreement, and each Person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.
1.03Confidentiality
.
(a)From and after the Closing, the Seller agrees to, and shall instruct its agents, representatives, Affiliates, employees, officers and directors (in each case, as applicable) to, treat and hold as confidential all of Buyer’s and the Company’s proprietary, nonpublic and/or confidential information relating to their respective businesses, which specifically includes without limitation “know how,” financial information, trade secrets, formulas, inventions, lease or construction terms, consultant and employment contracts, customer and patient lists and information, prospective customer and patient lists and information, vendor and supplier information, pricing policies, corporate records and organizational documents, operational methods, marketing or franchising plans or strategies, sales strategies, other corporate strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, training materials, data, inventions, processes, unpublished patent applications, works of authorship, designs and design projects and other business affairs relating to Buyer, the Company or their respective businesses (the “Confidential Information”) and refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to Buyer, at Buyer’s request, all Confidential Information (and all copies thereof in whatever form or medium) in its possession or under its control. Notwithstanding the foregoing, Confidential Information shall not include information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement. Further, in the event any portion of the Confidential Information includes any proprietary, nonpublic and/or confidential information of the Seller or its Affiliates (excluding the Company) that is used by any of them in the operation of their respective businesses apart from the business of the Company, then the Seller and its Affiliates (excluding the Company) shall not be prohibited from using or disclosing any such portion of the Confidential Information that contains Seller Confidential Information. In the event that the Seller or any of its agents, representatives, Affiliates, employees, officers or directors (as applicable) becomes legally compelled to disclose any Confidential Information, such Person shall, to the extent legally permissible, provide Buyer with prompt written notice of such requirement so that Buyer may seek, at its sole cost and expense, a protective order or other remedy or waive compliance with the provisions of this Section 7.03(a). In the event that a protective order or other remedy is not obtained or if Buyer waives compliance with this Section 7.03(a), such Person shall furnish only that portion of such

Confidential Information that is legally required to be provided and exercise commercially reasonable efforts (at the sole cost and expense of Buyer) to obtain assurances that confidential treatment will be accorded such information. The Seller shall be responsible for any breaches of the confidentiality obligations hereunder by their respective agents, representatives, Affiliates, employees, officers and directors as if such their respective agents, representatives, Affiliates, employees, officers and directors, as applicable, were party hereto.
(b)From and after the Closing, Buyer agrees to, and shall instruct its agents, representatives, Affiliates, employees, officers and directors (in each case, as applicable) to, treat and hold as confidential any and all proprietary, nonpublic and/or confidential information of Seller and its Affiliates (excluding the Company) relating to their respective businesses (the “Seller Confidential Information”) and refrain from using any Seller Confidential Information, and deliver promptly to Seller, at Seller’s request, all Seller Confidential Information (and all copies thereof in whatever form or medium) in its possession or under its control. Notwithstanding the foregoing, Seller Confidential Information shall not include information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement. Further, in the event any portion of the Seller Confidential Information includes any Confidential Information of the Company that is necessary to be used by the Company in the operation of its businesses following the Closing, then the Company shall not be prohibited from using or disclosing any such portion of the Seller Confidential Information containing Confidential Information of the Company. In the event that Buyer or any of its agents, representatives, Affiliates, employees, officers or directors (as applicable) becomes legally compelled to disclose any Seller Confidential Information, such Person shall, to the extent legally permissible, provide Seller with prompt written notice of such requirement so that Seller may seek, at its sole cost and expense, a protective order or other remedy or waive compliance with the provisions of this Section 7.03(b). In the event that a protective order or other remedy is not obtained or if Seller waives compliance with this Section 7.03(b), such Person shall furnish only that portion of such Seller Confidential Information that is legally required to be provided and exercise commercially reasonable efforts (at the sole cost and expense of Seller) to obtain assurances that confidential treatment will be accorded such information. Buyer shall be responsible for any breaches of the confidentiality obligations hereunder by its agents, representatives, Affiliates, employees, officers and directors as if such their respective agents, representatives, Affiliates, employees, officers and directors, as applicable, were party hereto.
ARTICLE 8

TERMINATION
1.01Termination
. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Buyer and Seller;
(b)by Buyer, if (x) there has been a material violation or breach by the Company or Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by the Company or Seller within ten (10) days after written notice thereof from Buyer or (y) the Seller delivers a Schedule Update pursuant to Section 6.05 and the underlying matter set forth in such Schedule Update cannot be cured to Buyer’s reasonable satisfaction within three (3) Business Days after delivery of such Schedule Update, provided Buyer delivers such termination notice within five (5) Business Days after its receipt of the related Schedule Update;
(c)by the Seller, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Seller at the Closing and such violation or breach has not been waived by the Seller or, in the case of a covenant breach, cured by Buyer within ten (10) days after written notice thereof by the Seller (provided that neither a breach by Buyer of Section 5.07 nor the failure to deliver the full consideration payable pursuant to Article 1 at the Closing as required hereunder will be subject to cure hereunder unless otherwise agreed to in writing by Seller);
(d)by either Party if any Governmental Authority having competent jurisdiction has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to any party whose breach of any provision of this Agreement results in such order, decree or ruling; or
(e)by either Buyer or the Seller if the transactions contemplated hereby have not been consummated by 5:00 p.m., Eastern time on June 10, 2023, provided that, neither Buyer nor the Seller will be entitled to terminate this Agreement pursuant to this Section 8.01(e) if such Person’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.
1.02Effect of Termination
. In the event of the termination of this Agreement by either Buyer or the Seller as provided above, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 8.02 and Article 11, which will survive the termination of this Agreement in accordance with their terms; provided, however, that the last sentence of Section 6.02, and the Confidentiality Agreement referred to therein, will survive the termination of this Agreement for a period of three (3) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such additional three (3) year period)), and there will be no liability on the part of any of Buyer, the Company or the Seller to one another, except for knowing and willful breaches of the covenants contained in this Agreement prior to the time of such termination (as such breaches are determined in accordance with Section 11.20).
ARTICLE 9

ADDITIONAL COVENANTS AND AGREEMENTS
1.01Survival
. The representations and warranties contained in Articles 3, 4, and 5 will survive the Closing and will terminate on the date that is eighteen (18) months after the Closing Date, provided, however, the representations and warranties set forth in (a) Section 3.01 (Corporate Power), Section 3.02 (Authorization; Execution and Delivery), Section 3.04 (Ownership), Section 3.05 (Brokerage), Section 4.01 (Organization and Corporate Power), Sections 4.03(a) and 4.03(b) (Authorization; Execution and Delivery; Valid and Binding Agreement), Section 4.04 (Capital Stock), Section 4.09 (Tax Matters), and Section 4.20 (Brokerage) (collectively, the “Fundamental Representations”), (b) Section 5.01 (Corporate Power), Section 5.02 (Authorization; Execution and Delivery; Valid and Binding Agreement) and Section 5.05 (Brokerage), and (c) Section 4.17 (Affiliated Transactions), Section 4.18 (Employment and Labor Matters), Section 4.23 (Healthcare Matters) and Section 4.26 (Home Health Services) (the “Special Representations”), shall in each case survive until 11:59 PM on the date that is three (3) years after the Closing Date. The covenants contained in Article 6 shall terminate on the date that is sixty (60) days after the Closing Date. The covenants and agreements set forth in Articles 7, 9, 10 and 11 will survive the Closing in accordance with the terms thereof; provided, however, the covenants and agreements in Section 9.02(a)(iii) shall survive until 11:59 PM on the date that is three (3) years after the Closing Date and the covenants and agreements in Section 9.02(a)(v) shall survive until the date that is ninety (90) days after the final resolution of all matters listed on Annex 9.02(a)(v).
1.02Indemnification of Buyer.
(a)From and after the Closing (but subject to the terms and conditions of this Article 9), the Seller and Seller Parent, jointly and severally, will indemnify Buyer and its Affiliates (which, following the Closing, shall include the Company), and their respective officers, directors, employees and agents (collectively the “Buyer Indemnitees”), against and hold them harmless from any actual losses, obligations, assessments, fines, penalties, Taxes, costs, expenses, liabilities and damages, including interest, penalties, reasonable attorneys’, consultant, expert and other professional fees, court costs, investigation and remediation costs, compliance costs, and amounts paid in settlements (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by any Buyer Indemnitee to the extent such Loss results or arises from:
(i)any breach or inaccuracy of any representation or warranty of Seller contained in Article 3 or the Company contained in Article 4; or
(ii)any breach of any covenant of Seller contained in this Agreement or any breach of any covenant by the Company requiring performance prior to the Closing;
(iii)any Indemnified Taxes; or
(iv)the failure of any portion of the Seller Transaction Expenses or the Indebtedness of the Company outstanding as of the Closing to be paid at Closing other than as a result of Buyer’s breach of this Agreement;
(v)any of the matters set forth on Annex 9.02(a)(v), including any litigation against, or investigations of, the Company by any Person or Governmental Authority that is pending or outstanding as of the Closing as listed on Annex 9.02(a)(v) (collectively the “Specifically Indemnified Matters”); or
(vi)any Fraud committed by the Company or Seller.
(b)Limitations on Indemnification. Notwithstanding anything to the contrary set forth in this Agreement, but subject to the other provisions of this ARTICLE 9, even if a Buyer Indemnitee would otherwise be entitled to recover a Loss pursuant to this Agreement:
(i)no Buyer Indemnitee will be entitled to any indemnification for a Loss under Section 9.02(a)(i) if, with respect to any such individual item of Loss, such item is less than Ten Thousand Dollars ($10,000) (“Minor Claim”), provided that in the event that the aggregate amount of such Minor Claims equals or exceeds Fifty Thousand Dollars ($50,000), the provisions of this Section 9.02(b)(i) shall no longer be applicable and any and all such Losses incurred by the Buyer Indemnitees shall be recoverable from the first dollar subject to the other provisions of this ARTICLE 9; provided further, however that the limitation in this Section 9.02(b)(i) shall not be applicable to any breach or breaches of any Fundamental Representations or any claims with respect to Fraud;
(ii)no Buyer Indemnitee will be entitled to any indemnification for a Loss under Section 9.02(a)(i) unless the aggregate amount of all such Losses (excluding Minor Claims to the extent the aggregate amount of Minor Claims is less than $50,000) arising therefrom exceeds on a cumulative basis Three Hundred Seventy-Five Thousand Dollars ($375,000) (the “Deductible”), and then only to the extent such Losses exceed the Deductible; provided, however, the Deductible shall not be applicable to any breach or breaches of any Fundamental Representations or any claims with respect to Fraud;
(iii)other than Losses arising from Fraud or any breach or breaches of any Fundamental Representations or Special Representations, the aggregate liability of the Seller and Seller Parent for all Losses claimed under Section 9.02(a)(i) and Section 9.02(a)(v) shall not exceed the Indemnity Escrow Amount;
(iv)other than Losses arising from Fraud, the aggregate liability of the Seller and Seller Parent for Losses arising from any breach or breaches of any Fundamental Representations shall not exceed the Purchase Price;

(v)other than Losses arising from Fraud, the aggregate liability of the Seller and Seller Parent for Losses arising from any breach or breaches of any Special Representations shall not exceed twenty percent (20%) of the Purchase Price; and
(vi)in no event whatsoever shall the aggregate liability of the Seller and Seller Parent for Losses under this Section 9.02 exceed the Purchase Price except in the case of a claim for Fraud.
(c)Manner of Recovery.
(i)Notwithstanding anything to the contrary in this Agreement, but subject to the other provisions of this ARTICLE 9, the Buyer Indemnitees shall recover any and all indemnifiable Losses first from the Indemnity Escrow Fund until the earlier of (A) such time as the Indemnity Escrow Fund has been fully depleted and (B) the date that is twelve (12) months after the Closing Date (the “Escrow Release Date”), following which the Buyer Indemnitees shall have the right to recover, in their sole discretion, any remaining indemnifiable Losses directly from the Seller and Seller Parent in accordance with this ARTICLE 9. Within five (5) Business Days following the Escrow Release Date, Buyer and the Seller shall execute and deliver joint instructions to the Escrow Agent instructing the Escrow Agent to release the balance of the then remaining funds in the Indemnity Escrow Fund (subject to any offsets as contemplated herein), if any, less any amounts then subject to a pending claim for indemnification hereunder.
(ii)Any indemnification obligations of the Seller and Seller Parent pursuant to Section 9.02(a) shall be paid to Buyer within thirty (30) days after the final determination thereof or agreement of the parties with respect thereto. Payment of any such amounts shall be effected by wire transfer of immediately available funds from the Seller to an account designated in writing by Buyer (on behalf of such Buyer Indemnitee).
(iii)All payments under this Section 9.02 will be treated by the parties as an adjustment to the proceeds received by the Seller pursuant to Article 1.
(iv)For purposes of determining both (i) whether Seller or the Company has breached any of their respective representations and warranties in Articles 3 or 4 and (ii) the amount of Losses suffered or incurred by any Buyer Indemnitee by reason of any such breach, qualifications therein referring to “material”, “Material Adverse Effect” and other qualifications of similar import or effect shall be disregarded (but, for the avoidance of doubt, qualifications referring to “Knowledge” or specified dollar amounts or dates or periods shall not be disregarded); provided, however, that this Section 9.02(c)(iv) shall not modify the definitions of “Material Contracts” or “Material Adverse Effect.”
1.03Indemnification of Seller
. From and after the Closing (but subject to the provisions of this Article 9), Buyer shall indemnify the Seller and its Affiliates, and their respective officers, directors, employees and agents (the “Seller Indemnitees”), against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from or related to (a) any breach of any representation or warranty of Buyer contained in Article 5, or (b) any breach of any covenant of Buyer contained in this Agreement or any breach of any covenant of the Company contained in this Agreement requiring performance by the Company after the Closing. All payments under this Section 9.03 will be treated by the parties as an adjustment to the proceeds received by the Seller pursuant to Article 1. Any indemnification obligations of Buyer pursuant to this Section 9.03 shall be paid to the Seller within thirty (30) days after the final determination thereof or agreement of the parties with respect thereto. Payment of any such amounts shall be effected by wire transfer of immediately available funds from Buyer to an account designated in writing by the Seller (on behalf of such Seller Indemnitee).

1.04Expiration of Claims
. The ability of any Person to receive indemnification under this Article 9 will terminate on the applicable survival termination date (as set forth in Section 9.01), unless such Person will have incurred a Loss prior to the termination date and made a proper claim for indemnification pursuant to Section 9.02 or 9.03 prior to such termination date, as applicable. If an indemnified party has made a proper claim for indemnification pursuant to Section 9.02 or 9.03 prior to such termination date, then such claim for such Loss incurred (and only such claim for such Loss incurred), if then unresolved, will not be extinguished by the passage of the deadlines set forth in Section 9.01. It is the express intent of the parties that, if the applicable survival period of an item as contemplated by Section 9.01 and this Section 9.04 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in Section 9.01 and this Section 9.04 for the assertion of claims under this Agreement are the result of arms’-length negotiation between the parties and that they intend for the time periods to be enforced as agreed by the parties.
1.05Inter-Party Claims
. In order for a party to be entitled to seek any indemnification provided for under this Agreement (such party, the “Claiming Party”), such Claiming Party must notify the other party or parties from whom such indemnification is sought (the “Defending Party”) in writing promptly after the occurrence of the event giving rise to such Claiming Party’s claim for indemnification, specifying in reasonable detail the basis of such claim, provided that, failure to give such notification will not affect the indemnification provided hereunder except to the extent the Defending Party will have been actually materially prejudiced as a result of such failure. The Claiming Party will thereupon give the Defending Party reasonable access during normal business hours to the books, records and assets of the Claiming Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim. If the Defending Party disputes its liability with respect to any such claim, the Defending Party and the Claiming Party will proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute will, subject to the terms of this Agreement, be resolved by litigation in an appropriate court of competent jurisdiction. The Claiming Party will have the burden of proof in establishing the amount of Losses suffered by it.
1.06Third Party Claims
.
(a)In order for a Claiming Party to seek any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the Claiming Party (a “Third Party Claim”), such Claiming Party must notify the Defending Party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Claiming Party of notice of the Third Party Claim, provided that, failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent the Defending Party will have been materially prejudiced as a result of such failure. Thereafter, the Claiming Party will deliver to the Defending Party, within five (5) Business Days after the Claiming Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third Party Claim.
(b)If a Third Party Claim is made against a Claiming Party, the Defending Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Defending Party and reasonably satisfactory to the Claiming Party, provided the Defending Party (i) timely notifies the Claiming Party in writing that it has assumed such defense and that it will indemnify the Claiming Party against all Losses arising out of such Third Party Claim (subject to any applicable limitations set forth in this Article 9), (ii) provides evidence of its financial wherewithal to do so, and (iii) diligently uses its commercially reasonable efforts to defend and protect the interests of the Claiming Party with respect to such Third Party Claim. Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party will not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof. If the Defending Party assumes such defense, the Claiming Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party will control such defense. In any event, all the parties will use commercially reasonable efforts to cooperate in the defense or prosecution of any Third Party Claim, including by retaining and providing all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In the event that either (X) the Defending Party has agreed to indemnify the Claiming Party with respect to any Third Party Claim (subject to any applicable limitations set forth in this Article 9) or (Y) the Defending Party is not entitled to assume or maintain control of the defense of a Third Party Claim under the terms of this Section 9.06(b) but the Defending Party has agreed in writing that it will indemnify the Claiming Party against all Losses arising out of such Third Party Claim (subject to any applicable limitations set forth in this Article 9), then the Claiming Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Defending Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would result in indemnifiable Losses payable by the Defending Party or any other relief against the Defending Party. If the Defending Party has assumed the defense of a Third Party Claim, then the Defending Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Claiming Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) requires only the payment of money that the Defending Party is obligated to pay, (y) provides for a full and unconditional release of the Claiming Party without any admission of wrongdoing or liability, and (z) will not materially adversely affect the continued operations of the Claiming Party and its Affiliates. Notwithstanding the foregoing, the Defending Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if (I) the Third Party Claim is a criminal proceeding, action, indictment, allegation or investigation, (II) the Defending Party has failed to defend or is failing to defend in good faith the Third Party Claim that is not cured within a reasonable time after receiving written notice from the Claiming Party specifying in reasonable detail the manner in which the Defending Party has so failed or is failing, (III) the primary relief sought in respect of the Third Party Claim is non-monetary relief (other than a general boilerplate request for such other and further relief as the court deems just and proper), (IV) it is reasonably apparent from the face of such Third Party Claim (as of the date the Claiming Party notifies the Defending Party in writing of such Third Party Claim pursuant to Section 9.06(a)) that the Defending Party would be required to indemnify the Claiming Party for less than half of the of Losses that would be reasonably expected to result from any such Third Party Claim, or (V) such Third Party Claim is covered by insurance and the applicable insurance carrier has assumed the defense of such Third Party Claim. In the case of clause (IV) above, in the event the Defending Party and the Claiming Party, each acting reasonably and in good faith, do not agree it is reasonably apparent from the face of such Third Party Claim that the Defending Party would be required to indemnify the Claiming Party for less than half of the Losses that would be reasonably expected to result from such Third Party Claim, and if such disagreement cannot be resolved within ten (10) days of the Defending Party’s delivery of written notice to the Claiming Party of such disagreement, then the Defending Party shall be entitled to assume and maintain control of the defense of such Third Party subject to any applicable limitations on liability and satisfaction of the other terms and conditions set forth in this Section 9.6, as applicable. For the avoidance of doubt, the procedures for any Third Party Claims that relate to Taxes shall be governed by the provisions of Section 9.09 and not this Section 9.06.
(c) Notwithstanding anything herein to the contrary, the Parties hereby agree that defense of the Specifically Indemnified Matters shall be deemed to have been assumed by the Seller in accordance with and subject to the terms, conditions and limitations of Section 9.06(b) without the need for any further action by any Party. The Parties further agree that (i) the applicable law firm(s) that is presently representing the Company in each Specifically Indemnified Matter shall continue to act as legal counsel with respect to such matters unless the Parties mutually agree to replace such legal counsel (in which case the Parties shall cooperate in good faith to find a mutually acceptable replacement counsel, each Party agreeing that consent to replacement legal counsel shall not be unreasonably withheld, conditioned or delayed), (ii) any and all fees and costs arising from or related to the defense of the Specifically Indemnified Matters (excluding, for the avoidance of doubt, any settlement or judgment costs against the Company, which shall be subject to indemnification pursuant to this Article 9) shall be paid by the Seller or its Affiliates (excluding the Company), (iii) the Parties shall direct the applicable legal counsel representing the Company in each Specifically Indemnified Matter to direct any invoices for such representation to the Seller to be paid by the Seller or its Affiliates (excluding the Company), (iv) until the settlement or final resolution of the Specifically Indemnified Matters, the Seller shall provide Buyer with reasonable periodic updates (no less frequently than once per month) regarding the status of such Specifically Indemnified Matters, and (v) any Losses suffered by any Buyer Indemnitee arising from or related to any of the Specifically Indemnified Matters shall be subject to the Buyer Indemnitees’ right to obtain indemnification in accordance with the terms, conditions and limitations of this Article 9, including, without limitation, the limitations set forth in Section 9.02(b)(iii).
1.07Determination of Loss Amount.
(a)The amount of any and all Losses under this Article 9 will be determined net of any amounts actually recovered by any Claiming Party or any of such Claiming Party’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Claiming Party or such Claiming Party’s Affiliates is a party or has rights (collectively, “Alternative Arrangements”), after giving effect to any applicable deductible or retention, premium increases, and any out of pocket costs (including costs of collection) incurred by the Claiming Party in connection therewith. In the event any recovery from an Alternative Arrangement is received after the Defending Party has paid in full any indemnification obligation under this Agreement that did not take into account such recovery, then such Claiming Party shall pay to such Defending Party, as promptly as reasonably practicable after receipt, a sum equal to the amount of such insurance proceeds or other amounts received (net of deductibles, premium increases, costs of collection or similar costs in respect of such claim), up to the aggregate amount of any indemnification payments received from such Defending Party pursuant to this Agreement in respect of such Losses.
(b)[Intentionally Omitted]
(c)Notwithstanding anything to the contrary contained herein, no party shall be liable or otherwise responsible to any other party hereto or any Affiliate of any other party hereto for exemplary or punitive damages, other than exemplary or punitive damages payable to a third party pursuant to a Third Party Claim. No information obtained by Buyer pursuant to Section 6.05 hereof or otherwise shall be deemed to amend or supplement the Disclosure Schedule, to prevent or cure any breach of any representation nor warranty, or breach of covenant, or to otherwise limit or affect any rights of the Buyer Indemnitees under Article 9.
(d)No Buyer Indemnitee will be entitled to any indemnification under this Article 9 for any Losses to the extent such Losses were fully taken into account in determining the Final Aggregate Closing Consideration pursuant to Section 1.03.
(e)Each Party shall take all commercially reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. Each of the Parties hereto shall cooperate with the others with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify another Party hereunder, including by using commercially reasonable efforts to mitigate or resolve any such claim or liability. Except pursuant to a settlement agreement permitted in accordance with Section 9.05, the Claiming Party will not waive or release any contractual right to recover from a third party any Loss subject to indemnification hereunder without the prior written consent of the Defending Party (such consent not to be unreasonably withheld).
1.08Acknowledgments
.
(a)Each party understands, acknowledges and agrees that except for (i) instances of Fraud, (ii) the parties’ right to seek specific performance or injunctive relief pursuant to Section 11.19, and (iii) the parties’ rights and obligations pursuant to Section 1.03, from and after the Closing, the indemnification provided to the parties pursuant to, and subject to the terms and conditions of, this Article 9 will be the sole and exclusive remedy of the parties with respect to the subject matter of this Agreement or the transactions contemplated hereby. Buyer acknowledges and agrees that the Buyer Indemnitees may not avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person that is not a party (or a successor to a party) for breaches of the representations, warranties and covenants contained in this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit or restrain (whether a temporal limitation, a dollar limitation or otherwise) the ability of any Person to seek remedies against any other Person for Fraud.
(b)THE REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND SELLER IN ARTICLES 3 AND 4 HEREOF AND IN THE TRANSACTION DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROMOTED TO BUYER OF THE COMPANY OR TO ANY ENVIRONMENTAL, HEALTH OR SAFETY MATTERS) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND SELLER AND ARE NOT BEING RELIED UPON BY BUYER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES.
(c)Buyer hereby acknowledges and agrees that it has not relied upon any statements, information, material, representations, warranties or financial projections delivered or made available to Buyer or its representatives (including representations as to the accuracy or completeness of any such information) other than the representations and warranties contained in Article 3 or Article 4 of this Agreement and in the Transaction Documents. Buyer acknowledges and agrees that, except as expressly provided in this Agreement or any Transaction Document, neither the Seller nor any of their direct or indirect Affiliates, directors, officers, members, employees or representatives will have or be subject to any liability to Buyer or any of its Affiliates resulting from the distribution to Buyer, or Buyer’s use of, or reliance on (including with respect to accuracy or completeness), any information, statements, material or financial projections prepared by the Company, the Seller or their respective Affiliates delivered or made available to Buyer or its representatives or any information, document or material made available to Buyer or its Affiliates or representatives in certain “data rooms” and online “data sites,” management presentations or any other form in expectation of the transactions contemplated by this Agreement. In connection with Buyer’s investigation of the Company, Buyer has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information of the Company. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer will have no claim against Seller or any other Person with respect thereto. Accordingly, the Seller and the Company make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and Buyer agrees that it has not relied thereon.
1.09Tax Matters.
(a)Responsibility for Filing Tax Returns. The Seller (which for purposes of this Section 9.09 shall include any representative of the Seller) shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for all Taxable periods ending on or before the Closing Date. Buyer shall be responsible for the due preparation and timely filing of all Tax Returns of the Company for all Taxable periods beginning after the Closing Date, and (without limiting Buyer’s right to be indemnified for any such Taxes under this Agreement or any other agreement) Buyer shall be responsible for the timely and complete payment of any related Taxes due with respect to such Tax Returns. With respect to any Tax Returns of the Company that are due for any Straddle Periods (“Straddle Tax Returns”), Buyer shall be responsible for the due preparation and timely filing of all such Straddle Tax Returns on a basis consistent with the past practices of the Company (to the extent permitted by applicable Law), and shall provide a draft of any such Straddle Tax Return to Seller for review and comment reasonably in advance of the due date for such Straddle Tax Return (together with schedules, statements and, to the extent required by Seller, supporting documentation). Buyer shall consider in good faith all comments provided by Seller with respect to such Straddle Tax Returns.
(b)Amended Tax Returns. Except as required by applicable Law, without the prior written consent of the Seller, which consent shall not be unreasonably conditioned, withheld or delayed, Buyer shall not amend any Tax Returns of the Company for a Pre-Closing Tax Period.
(c)Cooperation. The parties will reasonably cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation and filing of any Tax Returns, making of any election related to Taxes, and any Tax audit or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes. Without limiting the foregoing, Buyer shall cooperate reasonably with the Seller, to the extent reasonably necessary, in the preparation and filing of all Tax Returns of the Company for all Taxable periods ending on or before the Closing Date, including by making the Company’s book and records available for inspection by the Seller, the Seller’s accountants, auditors and attorneys upon reasonable advance notice and including, if required by applicable Law, causing such Tax Returns to be signed by appropriate pre-Closing officers of the Company, as the case may be. Buyer shall cause the Company to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.
(d)Tax Audits. If any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim is made by any taxing authority, which, if successful, might result in an indemnity payment to an indemnified party pursuant to Article 9, then such indemnified party shall give notice to the indemnifying party in writing of such claim and of any counterclaim the indemnified party proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure. With respect to any Tax Claim relating solely to a Pre-Closing Tax Period (other than a portion of any Straddle Period), Seller shall, solely at its own cost and expense, control all proceedings and may make all decisions in connection with such Tax Claim (including selection of counsel). Notwithstanding the foregoing, Seller shall not settle or otherwise resolve such Tax Claim without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld, or delayed. Buyer shall control all proceedings taken in connection with any Tax Claim relating to Taxes of the Company for a Straddle Period and Seller may participate in such proceedings at its own expense. Buyer shall not settle any such Tax Claim without the prior written consent of the Seller, which consent shall not be unreasonably conditioned, withheld, or delayed.
(e)Transfer Taxes. Buyer shall pay any real property transfer Tax, stamp duty, stock transfer Tax, sales Tax, use Tax, value added Tax, or other similar Tax imposed on Buyer, the Company or Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. Buyer shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes (except to the extent such Tax Returns are required by Law to be filed by the Seller), and the Seller agrees to reasonably cooperate with Buyer in the filing of any such Tax Returns, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns or secure exemptions from such Transfer Taxes.
(f)Straddle Period Allocation. For purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes allocable to the Pre-Closing Tax Period portion of such Straddle Period shall be deemed to be: (i) in the case of Taxes that are imposed on a periodic basis (such as real or personal property Taxes), the amount of such Tax for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle

Period, and (ii) in the case of any Tax not described in clause (i) (such as franchise Taxes, Taxes that are based upon or related to income or receipts or imposed in connection with any sale or transfer or assignment of property) the amount of any such Taxes shall be determined as if the Straddle Period ended on and included the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.
(g)Allocation of Aggregate Closing Consideration. The Purchase Price (and any other consideration paid hereunder for the Interests) and the liabilities (to the extent included in amount realized for federal income Tax purposes) of the Company, plus other relevant items, shall be allocated among the assets of the Company in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder and the methodology set forth on Annex 9.09(g). Within sixty (60) days after the determination of the adjustments, if any, to the Purchase Price hereunder, or, if sooner, ninety (90) days before IRS Form 8594 must be filed, Buyer will provide to the Seller copies of IRS Form 8594 and any required exhibits thereto (the “Allocation”) with Buyer’s proposed allocation of the Purchase Price consistent with Code Section 1060 and the Treasury Regulations promulgated thereunder and the methodology set forth on Annex 9.09(g). Within thirty (30) days after the receipt of such Allocation, the Seller will submit to Buyer in writing any proposed changes to such Allocation or shall indicate its concurrence therewith, which concurrence shall not be unreasonably withheld, conditioned or delayed (and in the event no such changes are proposed in writing to Buyer within such period of time, the Seller will be deemed to have agreed to, and accepted, the Allocation). Buyer and the Seller will endeavor in good faith to resolve any differences with respect to the Allocation within fifteen (15) days after Buyer’s receipt of written notice of objection from Seller. Any unresolved disputes will be resolved by the Accounting Firm, the costs of which shall be borne by each party in the percentage inversely proportionate to the percentage of the total dollar amount of the total items submitted for dispute that are resolved in such party’s favor. The determination of the Accounting Firm shall be binding on the parties. The Seller and Buyer shall each timely file IRS Form 8594 by attaching such form to their respective timely filed U.S. federal income Tax Returns in a manner reflecting the Allocation, and the Seller and Buyer shall reasonably cooperate with each other in connection with such preparation and filing. The Allocation, as determined in the manner described above, shall be binding upon the parties, and all Tax Returns and reports filed by Buyer, the Company and the Seller will be prepared consistently with the Allocation. None of Buyer, the Company or the Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by Law. The parties shall cooperate in updating the Allocation and any IRS Form 8594 with respect to any post-Closing adjustments to the purchase price hereunder.
(h)Refunds. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company, for any Pre-Closing Tax Period shall be for the account of Seller. Such amounts shall not include any Taxes already taken into account as part of Net Working Capital or Indebtedness or that otherwise resulted in an adjustment to purchase price hereunder.  Notwithstanding the foregoing, any such refunds, credits or offsets of Taxes shall be for the account of Buyer to the extent such refunds, credits or offsets of Taxes (i) are attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period of items of loss, deduction or credit, or other Tax items, of the Company (or any of its Affiliates, including Buyer), or (ii) results from the payment of Taxes by Buyer, the Company, or their Affiliates with respect to a Pre-Closing Tax Period made on or after the Closing Date to the extent (X) the Buyer Indemnitees were not indemnified or otherwise reimbursed for such Taxes or (Y) such Taxes were not taken into account in the calculation of Indebtedness or Net Working Capital. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any Post-Closing Tax Period shall be for the account of Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any Straddle Period shall be equitably apportioned between the Seller and Buyer in accordance with the principles of Section 9.09(f) and this Section 9.09(h). Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within ten (10) days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be. The Seller shall reimburse Buyer, the Company, and their Affiliates for any third-party expenses incurred in obtaining, attempting to obtain, retaining or attempting to retain, any Pre-Closing Tax Refunds for the benefit of the Seller. To the extent any Tax refund is subsequently determined by any Governmental Authority to be less than the amount paid to the Seller pursuant to this Section 9.09(h), the Seller shall promptly repay such amount to Buyer. Notwithstanding the foregoing, Buyer shall not be required to file, or cause to be filed, an amended return or otherwise seek a Tax refund for a Pre-Closing Tax Period of the Company if Buyer reasonably determines that any such action could give rise to a material adverse tax effect to Buyer, the Company, or their Affiliates in a Post-Closing Tax Period.
(i)Transaction Tax Deductions. To the extent permitted by Law, any and all deductions related to all Seller Transaction Expenses and payments that are paid by or on behalf of the Company prior to or in connection with the Closing and deductible by the Company for Tax purposes at a “more likely than not” or higher level of comfort, including other fees and expenses of legal counsel, accountants, and investment bankers and any Change of Control Payments (such deductions, the “Transaction Tax Deductions”) shall be treated for income Tax purposes as having been incurred by the Company in, and reflected as a deduction on the income Tax Returns of the Company (or the Seller, as applicable) for, the taxable period or portion thereof ending on the Closing Date.
1.10Reserved.
1.11Director and Officer Liability and Indemnification
.
(a)For a period of six (6) years after the Closing, Buyer will not, and will not permit the Company to amend, repeal or modify any provision in the Company’s organizational documents relating to the exculpation, indemnification or advancement of expenses of any officers, managers and directors of the Company (each, an “Indemnified Person”) (unless required by Law), it being the intent of the parties that the officers and directors of the Company will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the Law. Further, from and after the Closing, Buyer agrees to cause the Company to comply with and honor any such rights to exculpation, indemnification, and advancement; provided, that if any claims are asserted or made within such period, all rights to indemnification and exculpation (and to advancement of expenses) in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.
(b)An Indemnified Person shall notify the Company of the existence of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a “Proceeding”) for which such Indemnified Person is entitled to indemnification under the Company’s organizational documents as promptly as reasonably practicable after such Indemnified Person learns of such Proceeding; provided, that the failure to so notify shall not affect the obligations of the Company under this Section 9.11 except to the extent such failure to notify actually and materially prejudices the Company. The Company, at its expense, shall have the right to control the defense of the Proceeding with counsel selected by the Company and reasonably acceptable to the Indemnified Person. The Company shall cooperate with all reasonable requests made by the Indemnified Person, and the Indemnified Person shall cooperate with all reasonable requests made by the Company, in connection with the defense of any Proceeding. No settlement of a Proceeding may be made by the Company without the Indemnified Person’s consent, except for a settlement which (i) requires no more than a monetary payment by the Company for which the Indemnified Person is fully indemnified, (ii) provides for a full and unconditional release of the Indemnified Person and (iii) which does not require the admission of liability or wrongdoing. No settlement of a Proceeding may be made by an Indemnified Person without the consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned).
(c)At or prior to the Closing, Buyer shall, on behalf of the Company, obtain an extended reporting period endorsement for the directors’ and officers’ liability and employment practices liability insurance policies of the Company in the form and on terms reasonably acceptable to the Seller so that the Indemnified Persons shall be covered for a period of six (6) years after the Closing under the terms of such policy (the “Insurance Tail Policy”); the cost of such Insurance Tail Policy shall be borne by Buyer. Buyer shall not, and shall not permit Buyer Parent to, cancel such policy within six (6) years after the Closing.

(d)In the event that all or substantially all of the assets of the Company are sold, whether in one transaction or a series of transactions, then the Company will, in each such case, make proper provisions so that the successors and assigns of the Company assume the obligations set forth in this Section 9.11.
1.12Release
.
(a)Effective upon the Closing, the Seller hereby releases the Company, its successors and assigns (excluding Buyer and its Affiliates), and their respective members, managers, directors, and officers, from any and all claims, liabilities, obligations, causes of action, known or unknown, which such Seller (i) now has, or claims to have, (ii) at any time previously had, or claimed to have had, or (iii) at any time hereafter may have, or claim to have, against any of such Persons and that, in each case, accrued or otherwise arose prior to the Closing, provided that, nothing in this Section 9.12(a) will release or be deemed to constitute a release by Seller of any of its rights to enforce its rights under this Agreement, or any other agreement, document or instrument contemplated by this Agreement (“Transaction Documents”), any claim arising from or relating to this Agreement or the Transaction Documents, arising from the transactions contemplated by this Agreement or Transaction Documents, or any other right or claim that may arise from Fraud. SELLER EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS.
(b)Effective upon the Closing, the Company hereby releases Seller from any and all claims, liabilities, obligations, causes of action, known or unknown, which the Company (i) now has, or claims to have, (ii) at any time previously had, or claimed to have had, or (iii) at any time hereafter may have, or claim to have, against Seller and that, in each case, accrued or otherwise arose prior to the Closing, provided that, nothing in this Section 9.12(b) will release or be deemed to constitute a release by the Company of any of its rights to enforce its rights under this Agreement or any other Transaction Document, any claim arising from or relating to this Agreement or the Transaction Documents, or any other right or claim that may arise from Fraud.  THE COMPANY EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS.
(c)The release provided by the Seller pursuant to this Section 9.12 are expressly made subject to a reservation of any rights in favor of such parties pursuant to any insurance policies held by or for the benefit of them; provided, however, for the avoidance of doubt, none of the related insurers shall have any right of subrogation against Seller with respect thereto.
1.13Non-Competition and Non-Solicitation
.
(a)Subject to the terms of Sections 9.13(b) and (c) below, Seller and Seller Parent each covenants and agrees that, commencing on the Closing Date and ending on the third (3rd) anniversary thereof (the “Restricted Period”), Seller and Seller Parent shall not, and shall not permit any of their respective Affiliates to, directly or indirectly:
(i)engage or participate in, own, acquire, operate, be employed by, consult for, lend money to, invest in or otherwise have a financial interest in any Competitive Business within the Commonwealth of Massachusetts or (y) the geographic territory included within a twenty-five mile radius of the Company’s present office location in Knoxville, Tennessee (such activities within the specified territory, the “Prohibited Activities”), provided, however, that the foregoing shall not preclude the Seller or any of its Affiliates from owning less than one percent (1%) of the issued and outstanding equity securities of any company engaged in Prohibited Activities;

(ii)solicit, entice, encourage, intentionally influence, hire, employ, or attempt to solicit, entice, encourage, intentionally influence, hire or employ any natural person who is at that time employed by Buyer, the Company or any of their respective Affiliates to leave Buyer’s, the Company’s or any of their respective Affiliates’ employment or to otherwise reduce, disrupt or alter their employment relationship with Buyer, the Company or any of their respective Affiliates; provided the foregoing shall not prohibit Seller, Seller Parent or any of their respective Affiliates from (x) conducting general solicitations of employment not targeted at the employees of Buyer, the Company or any of their respective Affiliates, or (y) hiring or offering to hire any such person (a) who has been involuntarily terminated by Buyer, the Company or any of their respective Affiliates, or (b) whose employment with Buyer, the Company or any of their respective Affiliates ceased at least six (6) months prior to such solicitation or hiring;
(iii)(A) solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any current or prospective patient, referral source, partner, affiliate, governmental health care program, health plan, health insurer, health care provider, payor, service provider, contractor, customer, supplier, vendor, licensee, licensor, or other business relation of Buyer or any of the Company or any of their respective Affiliates (individually a “Business Relation” and collectively “Business Relations”), whether such person is a Business Relation as of the Closing Date or at any other time during the Restricted Period, to conduct or engage in a Prohibited Activity or (B) solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any Business Relation with the intention of causing such Business Relation to (x) cease or materially reduce doing business with Buyer, the Company or any of their respective Affiliates or (y) materially alter the terms and conditions of their business with Buyer, the Company or any of their respective Affiliates; provided, however, for the avoidance of doubt, the foregoing shall not prohibit or limit the ability of Seller, Seller Parent or any of their respective Affiliates to solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence any Business Relation in connection with their respective home health, hospice, and/or palliative care operations, their high acuity programs provided through Amedisys’ Contessa division, their “Hospital-in-the-home and SNF@Home” programs, or any other operations that do not constitute Prohibited Activities.
(b)Notwithstanding anything herein to the contrary, the Seller and its Affiliates may acquire, merge or consolidate with or into any other Person engaged in Prohibited Activities (the “Acquired Business”) if the Prohibited Activities represent an insubstantial portion of the Acquired Business (any such acquisition, merger or consolidation, a “Permitted Acquisition”); provided, however, during the Restricted Period, the Seller shall not permit the expansion of such Prohibited Activities except for organic growth and expansion occurring in the ordinary course of business that does not exceed twenty percent (20%) of the total revenues of such Acquired Business unless otherwise consented to in writing by Buyer. For purposes of this subsection, the Prohibited Activities shall constitute an “insubstantial portion” of the Acquired Business if the revenues of the Acquired Business from the Prohibited Activities in the twelve-month period preceding the Permitted Acquisition constitute less than twenty percent (20%) of the total revenues of the Acquired Business during such period.
(c)For the avoidance of doubt, nothing herein shall prohibit or limit the Seller and its Affiliates from providing health care services rendered by home health aide, certified nursing assistant or other paraprofessional care givers through home health, hospice, skilled nursing facility at home, hospital at home, palliative care or other bundled reimbursement programs (which services are hereby expressly excluded from Prohibited Activities).
(d)Each party covenants and agrees that, during the Restricted Period, no party shall make publicly any negative or disparaging statements or communications regarding any other party or any Affiliate of any other party that is intended to adversely affect such other party; provided, however, nothing in this Section 9.13(d) is intended to or shall be interpreted to: (x) restrict or otherwise interfere with a party’s obligation to testify truthfully in any forum; (y) restrict or otherwise interfere with a party’s obligation to provide information to any Governmental Authority; or (z) restrict or otherwise interfere with a party’s enforcement of any right or remedy under this Agreement or the Transaction Documents.

(e)Each party acknowledges that a breach or threatened breach of this Section 9.13 may give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a party of any such obligations, each other party shall, in addition to any and all other rights and remedies that may be available to he or it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(f)The time period during which the prohibitions set forth in this Section 9.13 shall apply shall be tolled and suspended for a period equal to the aggregate time during which the related party violates such prohibitions in any respect (not to exceed the number of days between the date of initial violation and the end of the Restricted Period).
(g)The parties agree that this Section 9.13 imposes a reasonable restraint on the parties in light of the activities and business of Seller on the date hereof and the current business plans of Buyer.
(h)The covenants in this Section 9.13 are severable and separate, and the unenforceability of any specific covenant in this Section 9.13 is not intended by any party hereto to, and will not, affect the provisions of any other covenant in this Section 9.13 or elsewhere in this Agreement. If any court of competent jurisdiction determines that the scope, time or territorial restrictions of this Section 9.13 are unreasonable as applied to any party, the parties hereto, respectively acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby will be reformed to that extent as applied to such party.
(i)All the covenants in this Section 9.13 are intended by each party hereto to, and will, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of a party against another party, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by such other party of any covenant in this Section 9.13. The covenants in this Section 9.13 will not be affected by any other party’s breach of any other provision of this Agreement.
(j)The parties acknowledge that this Section 9.13 is a material and substantial part of the transactions contemplated hereby.
(k)For purposes of this Section 9.13, “Competitive Business” shall mean the business of the Company as currently conducted as of the date hereof, including the business of providing any personal care or private pay services.
1.14Further Assurances
. From time to time, as and when requested by any party and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
ARTICLE 10

DEFINITIONS
1.01Definitions
. For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:

    “Action” means any action, claim, complaint, investigation, petition, suit, arbitration or similar proceeding, whether civil or criminal, at law or in equity by or before any Governmental Authority.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Aggregate Closing Consideration” means an aggregate amount equal to (i) the Purchase Price, plus (ii) the total amount of Cash on Hand, minus (iii) the outstanding amount of Indebtedness as of the Closing Date, minus (iv) the Seller Transaction Expenses, plus (v) the Working Capital Adjustment Amount (which may be positive or negative), minus (vi) the Working Capital Adjustment Escrow Amount, minus (vii) the Indemnity Escrow Amount.
“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and each other pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, compensation, incentive, or performance awards, vacation pay, actual or phantom ownership of any equity interest, tuition reimbursement, severance or termination pay, or other employee benefit plan, trust, agreement, contract, arrangement, practice, program, policy or commitment, in each case that is established, maintained, sponsored or contributed to by the Company, or to which the Company has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise currently covers any current or former employees, contractors, directors or officers thereof.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the Commonwealth of Massachusetts are authorized or required by Law to be closed for business.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended from time to time by any subsequent laws, including the Paycheck Protection Flexibility Act of 2020 (Public Law 116-142), the Consolidated Appropriations Act, 2021, Economic Aid Act (Public Law 116-260), and the American Rescue Plan Act (Public Law 117-2), and all rules, regulations and guidance issued by any governmental entity with respect thereto (including, without limitation, the U.S. Small Business Administration), in each case as in effect from time to time, and further including, without limitation, IRS Notice 2020-65, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020).
“Cash on Hand” means, with respect to the Company, as of the opening of business on the Closing Date all cash, cash equivalents, marketable securities and cash deposits held by third parties, in each case determined in accordance with GAAP, excluding the amount of any cash in reserve or escrow accounts (or otherwise subject to escrow or similar holdback arrangements), custodial cash, cash supporting insurance obligations and any other restricted cash. For the avoidance of doubt, Cash on Hand will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company, but only to the extent that the amounts payable in respect of such outstanding checks or amounts receivable in respect of such received checks are not included as current liabilities or current assets, respectively, in the calculation of Net Working Capital.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Change of Control Payments” means any severance, change in control, termination, retention, sale bonuses, incentive or similar amounts or benefits payable by the Company to any current or former employee, independent consultant or any other person as a result of the consummation of the transactions contemplated hereby.

“Company Knowledge Group” means Geoffrey Abraskin, Michael Katz, Kristopher Novak, Aimee Nethercutt, Denise Bohnert, and Indy Edwards.
“Customer” means any Person that is an Aging Services Access Point (ASAP) or other non-profit entity providing services of a type ordinarily provided by an ASAP.
“Disclosure Schedule” means the disclosure schedule delivered by the Company concurrently with the execution and delivery of this Agreement and attached hereto as may be amended or supplemented pursuant to Section 6.05.
“Employees” means those Persons employed by the Company as of any relevant time.
“Environmental Laws” means all Laws that are binding upon the Company concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, remediation or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.
“ERISA” means Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.
“Escrow Agent” means Regions Bank, N.A.
“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, joint venture interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, call, right (including purchase rights, conversion rights, exchange rights, preemptive rights, co-sale rights, rights of first refusal and similar rights) or other contract which would entitle any other Person to acquire any such interest in such Person.

“Fraud” means, with respect to any Person, an actual and intentional fraud under Delaware common law with respect to the making of the representations and warranties pursuant to Article 3, Article 4 or Article 5 (as applicable).
“Funds Flow” means that certain funds flow statement, dated as of the Closing Date, by and among Buyer, the Company and the Seller.
“GAAP” means generally accepted accounting principles in the United States, as consistently applied by the Company.
    “Government Programs” means Medicare, Medicaid, CHAMPUS, TRICARE and all other health care reimbursement programs funded and/or regulated by the Federal, state or local government.
“Governmental Authority” means any national, federal, state, local or foreign government or political subdivision thereof, or any regulatory authority, agency, bureau, board, commission, department or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA.

    “Healthcare Laws” means any Law or Legal Requirement relating to the regulation, provision or administration of, or payment for, health care goods and services, including but not limited to: (i) 42 U.S.C. §§ 1320a-7 (the Exclusion Statute), 1320a-7a (the Civil Monetary Penalties Law), and 1320a-7b(b) (the Anti-Kickback Statute), and their state law counterparts, including, without limitation, MGL c. 175H, § 3; (ii) 42 U.S.C. § 1395nn, (the Stark Law) and its state law counterparts; (iii) 31 U.S.C. §§ 3729-3733(the federal False Claims Act) and its state law counterparts; (iv) the False Statements Act, 18 U.S.C. § 1001; (v) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (vi) the Criminal False Claims Act, 18 U.S.C. § 287; (vii) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; (viii) the federal TRICARE statute, 10 U.S.C. § 1071 et seq.; (ix) HIPAA and any other applicable Laws or Legal Requirements concerning the privacy and security of health information; (x) the anti-fraud and related provisions of HIPAA, 18 U.S.C. §§ 1035 and 1347; (xi) Laws and Legal Requirements relating to participation in or submission of claims to Government Programs and Private Programs, including, but not limited to, the Medicare and Medicaid programs; (xii) applicable provisions of the Patient Protection and Affordable Care Act, 42 U.S.C. § 18001 et seq., together with its implementing regulations and any other rules or regulations promulgated thereunder; (xiii) any federal, state or local statute or regulation relevant to mail fraud, wire fraud, false statements or claims; (xiv) any other Laws governing arrangements among health care providers, patients, and health care professionals or rules of professional conduct; (xv) Laws relating to the licensure, certification, and registration of health care providers, suppliers, and health care professionals; (xvi) Laws relating to the regulation, provision, administration, prescribing, or dispensing of drug products, including, but not limited to, the federal Food, Drug and Cosmetic Act, the federal Controlled Substances Act (21 U.S.C. § 801 et seq.), and any counterpart state or local Laws; (xvii) the Travel Act (18 U.S.C. § 1952); and (xviii) the Deficit Reduction Act of 2005.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (a) the Health Insurance Portability and Accountability Act of 1996; and (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009).

“Indebtedness” means all obligations of the Company (including any unpaid principal, accrued and unpaid interest, consent or other fees, premiums or penalties, related expenses, breakage costs, “make-whole” amounts, reimbursements, indemnities and all other amounts or similar contractual charges payable in connection therewith, computed as though payment is being made in respect thereof on the Closing Date) with respect to the following: (a) indebtedness for borrowed money, (b) evidenced by any note, bond, debenture or other similar instrument or debt security, (c) upon which interest charges are customarily paid, but not to the extent that such obligations are reflected as accounts payable or other accrued liabilities in the current liabilities of the Company in the Financial Statements, (d) created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (e) secured by a Lien on the equity interests of the Company, (f) due and owing by the Company under any future contracts, swaps, collars, caps, foreign exchange contracts, or other similar hedging obligations or drawn letters of credit as if such arrangements were terminated on the Closing Date, (g) owed by the Company for all or any portion of the deferred purchase price of property or services (x) with respect to which the Company is liable, contingently or otherwise as obligor, including earn-outs, holdbacks, contingency payments, seller notes, installment payments, deferred taxes and similar deferred payment obligations (other than trade payables in the ordinary course of business) or (y) which is otherwise not accounted for in the computation of Net Working Capital, (h) under or in respect of any lease that (x) has been or should be accounted for as a capital lease in accordance with GAAP and (y) under which the Company is liable as a lessee, (i) owed by the Company under any letters of credit, performance bonds, bankers acceptances or similar obligations, contingent or otherwise, (j) of the types described in the foregoing clauses (a) through (i) of another Person the payment of which is guaranteed by the Company or is secured by a Lien on any property or asset of the Company (whether or not such obligations are assumed by the Company), (k) any accrued and unpaid Taxes for Pre-Closing Tax Periods (l) any client deposits, (m) all defined benefit pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations, any unpaid severance liabilities currently being paid or payable in respect of employees and service providers of the Company who terminated employment or whose services to the Company have ceased (as applicable) prior to the Closing and deferred compensation liabilities of the Company, together, in each case, with any associated employer payroll taxes (but without duplication of any amounts referenced in clause (g) above), and (n) of the types described in the foregoing clauses (a) through (m) of another Person the payment of which is guaranteed by the Company or is secured by a Lien on any property or asset of the Company (whether or not such obligations are assumed by the Company). Notwithstanding the foregoing, Indebtedness does not include any operating lease obligations that should not be accounted for as a capital lease in accordance with GAAP.

“Indemnified Taxes” means, without duplication, (a) Taxes of the Company (including Taxes for which the Company is liable) with respect to any Pre-Closing Tax Period (determined, with respect to any Straddle Period, in accordance with Section 9.09(f)); (b) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; (c) Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract, pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing; (d) employment Taxes (including withholding Taxes) required to be paid or collected with respect to any payments contemplated by this Agreement or arising in connection with the transactions contemplated by this Agreement; and (e) Taxes that the Company has elected to defer pursuant to Section 2302 of the CARES Act or IRS Notice 2020-65 (or any similar provision of federal, state, local or non-U.S. Law); provided, however, that Pre-Closing Taxes shall not include any Taxes that result from transactions or actions taken by Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company) after the Closing on the Closing Date that are not in the ordinary course of business or that are not contemplated by this Agreement.
“Indemnity Escrow Amount” means an amount equal to ten percent (10%) of the Purchase Price.
“Indemnity Escrow Fund” means, as of any date, the amount of funds then held by the Escrow Agent pursuant to the Escrow Agreement (including all interest and earnings thereunder) for purposes of satisfying indemnification claims hereunder, with the initial amount of such funds being the Indemnity Escrow Amount.
“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and inventions and discoveries that may be patentable, (ii) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, and (iv) all trade secrets, know-how, customer lists, software, technical information, data, process technology, plans, drawings and blue prints.
“Law” means any statute, law, ordinance, regulation, rule, order, judgment, decree or code of any Governmental Authority, including any Governmental Order.
    “Legal Requirement” means at any time (i) any Law, injunction, writ, edict, award, authorization or other legally binding requirement of any Governmental Authority in effect at that time or (ii) any legally binding obligation included in any certificate, certification, franchise, Permit or license issued by any Governmental Authority at that time.
“Liens” means any charge, lien, mortgage, deed of trust, security interest, option, pledge, deposit, encumbrance, claim, negative pledge, license, lease, right of first refusal or first offer, easement conditional sale or other title retention agreement, defect in title, claim, community or other marital property interest, equitable interest, covenant, or other restriction of a similar kind, including with respect to voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
“Material Adverse Effect” means any event, series of events, change or effect that, individually or in the aggregate with other events, series of events, changes, or effects, has had an adverse effect on the financial condition or results of operations of the Company taken as a whole, except any adverse effect related to or resulting from (i) general business or economic conditions affecting any industry in which the Company operates that do not disproportionately affect the Company as compared to comparable businesses operating in the same or similar industry, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets conditions (including any disruption thereof and any decline in the price of any security or any market index), except to the extent such conditions disproportionately affect the Company as compared to comparable businesses operating in the same or similar industry, (iv) changes in Law, except to the extent such changes disproportionately affect the Company as compared to comparable businesses operating in the same or similar industry, (v) changes in accounting standards, including GAAP, except to the extent such changes disproportionately affect the Company as compared to comparable businesses operating in the same or similar industry, (vi) any existing event, condition or other matter described on the Disclosure Schedule, or (vii) any adverse change in or effect on the business of the Company that is cured by or on behalf of the Company to Buyer’s reasonable satisfaction before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 8.
“Net Working Capital” means a calculation of the total current assets of the Company minus the total current liabilities of the Company, in each case calculated in accordance with the Net Working Capital Accounting Principles. (a) In the event that the Closing Date is the final calendar day of any month, then Net Working Capital shall be calculated as of 11:59 p.m. (ET) on the Closing Date, and (b) if the Closing Date is any day other than the final calendar day of any month, then Net Working Capital shall be calculated as of 11:59 p.m. (ET) on the day prior to the Closing Date.
“Net Working Capital Accounting Principles” means GAAP, as modified by the principles set forth on Annex 10.01(i) hereto.
“Net Working Capital Target” means $8,800,000.
“Permit” means any permit, license, franchise, approval, accreditation, qualification, certification, authorization, registration, filing, waiver, exemption, clearance or consent obtained from or filed with any Governmental Authority.
“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company, in each case provided that adequate reserves with respect thereto are maintained in accordance with GAAP, (ii) mechanic’s, materialmen’s, supplier’s, vendor’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business securing amounts that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property and do not materially interfere with the Company’s present use or occupancy of the Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not and will not adversely impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business, (v) public roads and highways and (vi) pledges or deposits to secure obligations arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation that do not limit in any material respect the ordinary conduct of the business of the Company.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Post-Closing Tax Period” means any Taxable period of the Company beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Taxable period of the Company ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.
“Private Programs” means such private non-governmental programs, including any private insurance program, under which the Company, directly or indirectly, is presently receiving payments or is eligible to receive payments in connection with its business operations.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Transaction Expenses” means (a) all fees and expenses incurred by the Company or the Seller, or for which the Company is liable, at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Transaction Documents, and the performance and consummation of the transactions contemplated by this Agreement, in each case that are unpaid as of immediately prior to the Closing and not accrued for in the calculation of Net Working Capital, and all taxes payable by the Company relating thereto, (b) any change-of-control or similar payment or increased cost for which the Company is liable that is triggered in whole or in part by the transactions contemplated by this Agreement including all Change of Control Payments, including the employer portion of any payroll Taxes associated with the foregoing for which the Company is liable and (c) all costs, fees and expenses of the Escrow Agent under the Escrow Agreement.
“Straddle Period” means any Taxable period of the Company beginning on or prior to and ending after the Closing Date.
“Straddle Tax Return” shall have the meaning set forth in Section 9.09(a).
“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.
“Tax Returns” means any return, report, declaration, claim for refund, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Tax” or “Taxes” (and, with correlative meaning “Taxing” and “Taxable”) means all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, escheat and unclaimed property, severance, license, payroll, employment, premium, environmental (including Taxes under Section 59A of the Code), registration, alternative or add-on minimum, estimated, capital stock, disability, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto and obligations to indemnify or otherwise approve or succeed to the Tax liability of any other Person.
“Third Party Payor” includes any Person charged with paying claims or reimbursing the Company for health care services, as appropriate, provided to Government Program or Private Program patients, including but not limited to Private Program health insurance administrators or third party administrators.
“Working Capital Adjustment Amount” means an amount, which can be positive or negative, equal to the Net Working Capital minus the Net Working Capital Target.
    “Working Capital Adjustment Escrow Amount” means an amount equal to $1,000,000.
“Working Capital Escrow Fund” means, as of any date, the amount of funds then held by the Escrow Agent pursuant to the Escrow Agreement (including all interest and earnings thereunder) for purposes of satisfying working capital adjustments pursuant to Section 1.03, with the initial amount of such funds being the Working Capital Adjustment Escrow Amount.
1.02Other Definitional Provisions.
(a)All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refers to “calendar days” unless otherwise specified.
(b)Exhibits and schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes. The Recitals set forth herein above are incorporated into this Agreement in their entirety.
(c)The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.
(d)All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.
(e)Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.
ARTICLE 11

MISCELLANEOUS
1.01Press Releases and Communications
.
(a)Prior to the Closing, except as provided in Section 11.01(b), no press release or public announcement related to this Agreement or the transactions contemplated hereby will be issued or made by or on behalf of any party, and no party shall disclose the terms of this Agreement or any agreement entered into in connection herewith other than to such party’s legal or accounting advisors who are subject to a duty of confidentiality, without the joint approval of Buyer and Seller (not to be unreasonably withheld, conditioned or delayed), in each case unless such disclosure is required by Law (including applicable stock exchange rules) or Governmental Order, in which case Buyer and Seller will have the right to review and comment upon such press release, announcement, communication or disclosure prior to its issuance, distribution or publication. After the Closing, no press releases or public announcements related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers, patients/payors or suppliers of the Company, will be issued without the approval of Buyer (which approval, in each case, shall not be unreasonably withheld, conditioned or delayed); provided, however, Buyer shall first permit Seller a reasonable opportunity to review and comment on the press release proposed to be issued by Buyer upon consummation of the Closing.
(b)Upon execution of this Agreement, the Parties have agreed that a mutually agreeable public announcement will be made.
1.02Expenses
. Except as otherwise expressly provided herein, Buyer and the Seller will each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). All Seller Transaction Expenses will be borne by the Seller.
1.03Prevailing Party
. In the event of a dispute between any of the parties with respect to obligations under this Agreement, the prevailing party in any action or proceeding in any court or arbitration in connection therewith will be entitled to recover from such other party its costs and expenses, including reasonable legal fees and associated court costs.
1.04Knowledge Defined
. For purposes of this Agreement, the term “the Company’s knowledge” or “to the knowledge of the Company” as used herein means the actual knowledge of the members of the Company Knowledge Group, as of the related date, and such additional knowledge as such individuals would reasonably be expected to obtain in the normal performance of their duties in their respective capacities with respect to the Company and upon due inquiry of those employees reporting thereto; provided, however, for the avoidance of doubt, in no event shall such persons be required to undertake any review, search or investigation of any public files, records or dockets, engage any third parties in connection with such due inquiry or obtain any freedom-to-operate or other legal opinion.
1.05Notices
. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail (c) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Seller (and, before the Closing, the Company):
Amedisys Personal Care, LLC
c/o Amedisys, Inc.
3854 American Way, Suite A
Baton Rouge, LA 70816-4013
Fax Number: (225) 299-3796
Attn:    Paul B. Kusserow

    Chief Executive Officer
Email: paul.kusserow@amedisys.com

Amedisys Personal Care, LLC
c/o Amedisys, Inc.
3854 American Way, Suite A
Baton Rouge, LA 70816-4013
Attn:    Legal Department

with a copy to (which shall not constitute notice):

Butler Snow LLP
445 North Boulevard, Suite 300
Baton Rouge, LA 70802
Facsimile: (225) 343-0637
Attn:    Lee C. Kantrow, Esq.
    Jacob M. Kantrow, Esq.
    George P. Holmes, Esq.
Email:     lee.kantrow@butlersnow.com
jacob.kantrow@butlersnow.com
george.holmes@butlersnow.com

Notices to Buyer and Buyer Parent (and, after the Closing, the Company):

HouseWorks Holdings, LLC
500 Unicorn Park Drive
Woburn, MA 01801
Attn: Mike Trigilio
Email: mtrigilio@house-works.com

With copy to:
c/o InTandem Capital Partners
One Vanderbilt Avenue, Suite 2400
New York, NY 10017
Attention: Brad Coppens and Steve Cohen
Email: bcoppens@intandemcapital.com;
scohen@intandemcapital.com

with a copy to (which shall not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02110
Attention: Chris Wilson
Email: cwilson@goodwinlaw.com

1.06Assignment
. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by Buyer, the Company, and Seller, and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or permitted assigns; provided, that, Buyer and its Affiliates shall have the right to assign, without such consent, Buyer’s rights and obligations hereunder in whole or in part for collateral security purposes to any existing or future lender or group thereof (including without any limitation any agent, trustee or other representative acting on their behalf) providing financing to Buyer and/or any of its Affiliates and to any purchaser or other transferee in any foreclosure sale or other exercise of remedies thereby, and any such lenders (or agent, trustee or other representative) or such purchaser (or other transferee) may exercise all of the rights and remedies Buyer hereunder, all without any further consent of the Company or Seller.
1.07Severability
. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.
1.08No Strict Construction
. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Person. Information set forth on any Section of the Disclosure Schedule shall be deemed to qualify each Section of this Agreement to which such Section of the Disclosure Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement but only to the extent that the specific item on any such Section of the Disclosure Schedule is reasonably apparent on its face as being applicable to such other Section and only as related to such specific item. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedule or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedule or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedule and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third party of any matter whatsoever (including any violation of law or breach of contract).
1.09Amendment and Waiver
. Any provision of this Agreement may be amended or waived only in a writing signed by Buyer, the Company and Seller. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.
1.10Complete Agreement
. This Agreement (including the exhibits, schedules and annexes hereto) and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
1.11Counterparts
. This Agreement may be executed in multiple counterparts (including by means of telecopied or PDF signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
1.12Governing Law

. All matters relating to the interpretation, construction, validity, and enforcement of this Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the transactions contemplated hereby, whether based on contract, tort, statutory or other Law, will be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.
1.13Consent to Jurisdiction and Service of Process
. The parties to this Agreement submit to the exclusive jurisdiction of any state or federal court of competent jurisdiction located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper. Service of process with respect thereto may be made upon any party hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its or his address as provided in Section 11.05.
1.14Waiver of Jury Trial
. Each party hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 11.14.
1.15No Third Party Beneficiaries
. No Person other than the parties will have any rights, remedies, obligations or benefits under any provision of this Agreement, other than Sections 9.02 and 9.03 (to the extent provided therein).
1.16Representation of the Seller and their Affiliates
. Buyer agrees, on its own behalf and on behalf of the Buyer Indemnitees, that, following the Closing, Butler Snow LLP (“Butler Snow”) may serve as counsel to the Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Butler Snow prior to the Closing Date of the Company. Buyer and the Company hereby (i) waive any claim they have or may have that Butler Snow has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between Buyer, the Company and Seller or any of their Affiliates, Butler Snow may represent the Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, the Company and even though Butler Snow may have represented the Company in a matter substantially related to such dispute. Buyer and the Company also further agree that, as to all communications among Butler Snow and the Company, Seller, Seller’s Affiliates or any of their respective representatives that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege with respect to such matters (the “Transaction Privilege”) and the expectation of client confidence with respect to such matters belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer or the Company. None of Buyer or its Affiliates or the Company shall intentionally access, or attempt to access, any such privileged communications. Furthermore, if such communications remain accessible on the computer network of the Company following the Closing, the continued existence of such communications on that network following the Closing shall not be, and shall not be claimed to be by the Buyer, the Company, a waiver of the attorney-client privilege held and enjoyed by Seller. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Butler Snow to such third party; provided, however, that the Company may not waive the Transaction Privilege.
1.17Deliveries to Buyer
. Buyer agrees and acknowledges that all documents or other items delivered to Buyer’s Representatives will be deemed to be delivered to Buyer for all purposes hereunder.
1.18Conflict Between Transaction Documents
. The parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any Transaction Document, this Agreement will govern and control.
1.19Specific Performance
. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by a party hereto in accordance with their specific terms or were otherwise breached by a party hereto. It is accordingly agreed that the non-breaching party(ies) will be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party(ies) and to enforce specifically the terms and provisions hereof against such other party(ies) in any court having jurisdiction under this Agreement, this being in addition to any other remedy to which the aggrieved parties are entitled at law or in equity.
1.20Dispute Resolution
. Except for the resolution of Disputed Items pursuant to Section 1.03 and Actions brought pursuant to Section 11.19:
(a)Any disagreement or dispute between the parties arising out of or related to this Agreement or any of the agreements delivered in connection herewith or any of the transactions contemplated hereby or thereby (each, a “Dispute”) shall be resolved by Buyer and the Seller in the manner provided in this Section 11.20. Buyer and the Seller shall attempt to resolve any Dispute hereunder in good faith by meeting to discuss the Dispute within ten (10) Business Days following the original written notice of any Dispute by the party making such a claim and shall seek to resolve the Dispute in writing within thirty (30) days following the original written notice of any Dispute by the party making such a claim. No settlement reached under this Section 11.20(a) shall be binding on the parties until reduced to a writing signed on behalf of the parties by Buyer and Seller.
(b)Should Buyer and the Seller fail to meet within ten (10) Business Days or fail to resolve the related outstanding Dispute within thirty (30) days following the giving of the notice as outlined in Section 11.20(a), then, the Dispute shall be settled by binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules. The parties shall conduct an arbitration hearing, commencing within ninety (90) days following the preliminary hearing with the arbitrator(s), in order to resolve the Dispute, or such portion of that Dispute that the parties are unable to resolve in the period set forth in Section 11.20(a). A panel of three arbitrators based in the Boston, Massachusetts area shall be selected from the AAA’s National Roster as follows: (i) one arbitrator shall be selected by Buyer, (ii) one arbitrator shall be selected by Seller, and (iii) one arbitrator shall be mutually agreed to by Buyer and Seller; provided that, if the parties cannot mutually agree to the third arbitrator, the third arbitrator shall be appointed pursuant to the process set forth in R-12 of the AAA’s Commercial Arbitration Rules. Each arbitrator must have reasonable experience in transactions involving the purchase and sale of all or substantially all of a company’s assets or equity. Each party agrees to execute an engagement letter in the customary form required by the arbitrator(s). The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect from time to time (the “Commercial Rules”), except as modified by the agreement of the parties and the other provisions contained herein, including, but not limited to the following:
(i)On any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall be controlling.
(ii)The forum for arbitration shall be in Boston, Massachusetts. Any party may commence arbitration of a Dispute by a demand for arbitration served on the other parties to the extent that any Dispute is not fully resolved through the process and timeframe as set forth above in Sections 11.20(a) and 11.20(b).
(iii)The arbitrator(s) will be empowered to hear all Disputes, including the determination of the scope of arbitration. The parties shall meet and confer in advance of the preliminary hearing before the arbitrator(s) in order to develop a plan for discovery in advance of the hearing. Any disagreements among the parties with respect to the scope or timing of discovery shall be submitted to the arbitrator(s) during the preliminary hearing. Any such disagreement (or any other dispute regarding discovery), or the relevance or scope thereof, shall be conclusively determined by the arbitrator(s).
(iv)The arbitrators may enter a default decision against any party who fails to participate in the arbitration proceeding.
(v)The arbitrators shall be bound by and shall enforce the terms of this Agreement. The arbitrators’ decision shall be made by majority vote of the arbitrators. The arbitrators’ decision shall be in writing and in the form of a reasoned opinion, and a court reporter shall record all hearings. Any award rendered by the arbitrators regarding the Dispute shall be final, non-appealable, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the arbitrators shall have no power or authority to grant punitive damages, injunctive relief, specific performance or other equitable relief.
(vi)The Expedited Procedures of the American Arbitration Association shall apply in any case in which no disclosed claim or counterclaim exceeds $75,000, exclusive of interest, attorneys’ fees, and arbitration fees and costs.
(vii)Notwithstanding the foregoing, in the event a Dispute involves less than $250,000, such Dispute shall be determined by a single arbitrator to be mutually agreed upon by the parties. If the parties cannot agree upon such single arbitrator, such arbitrator shall be appointed pursuant to the process set forth in R-12 of the AAA’s Commercial Arbitration Rules.
(viii)Notwithstanding the foregoing, nothing herein shall prohibit a party from instituting judicial proceedings to (A) compel arbitration in accordance with this Section 11.20(b); (B) obtain orders to require witnesses to obey subpoenas issued by the arbitrators or as may otherwise be necessary to facilitate the arbitration proceedings; or (C) secure confirmation or enforcement of any arbitration award rendered pursuant to this Agreement. The prevailing party shall be entitled to receive from the other party or parties’ reimbursement of the prevailing party’s reasonable legal fees and disbursements incurred in connection with such arbitration.
(c)Buyer and the Seller shall maintain, and cause their respective Affiliates and their respective employees, agents and other representatives to maintain, the confidential nature of the existence, nature, underlying facts and circumstances, and status of the Dispute and the dispute resolution process contemplated under this Section 11.20, except as may be necessary (i) to prepare for or conduct the dispute resolution proceedings contemplated hereby, including the presentation of claims and defenses, (ii) to pursue or oppose legal remedies in court pertaining to this dispute resolution process, (iii) to comply in good faith with applicable Laws and Legal Requirements, or (iv) comply with or enforce any award pursuant to this Section 11.20. The parties reserve the right to enter into, or request from the arbitrator, a more detailed confidentiality agreement or protective order.

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IN WITNESS WHEREOF, the parties have executed this Equity Purchase Agreement on the day and year first above written.

SELLER:

AMEDISYS PERSONAL CARE, LLC

By:/S/ Paul B. Kusserow________________
Name: Paul B. Kusserow
Its: Chief Executive Officer

SELLER PARENT:

AMEDISYS, INC.

By:/S/ Paul B. Kusserow________________
Name: Paul B. Kusserow
Its: Chief Executive Officer

BUYER:

HOUSEWORKS HOLDINGS, LLC

By:/S/ Michael Trigilio________________
Name: Michael Trigilio
Its: Chief Executive Officer

COMPANY:

ASSOCIATED HOME CARE, L.L.C.

By:/S/ Paul B. Kusserow________________
Name: Paul B. Kusserow
Its: Chief Executive Officer

Exhibit A

Form of Escrow Agreement

(See attached.)

Exhibit B

Form of Release Agreement

(See attached.)